EXHIBIT (a)(1)(A)


                           OFFER TO PURCHASE FOR CASH
                          UP TO 8,698,267 COMMON SHARES
                                       OF
                              ODD JOB STORES, INC.
                                       AT
                               $3.00 NET PER SHARE
                                       BY
                           AMAZING SAVINGS HOLDING LLC

                           --------------------------

       THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 8:00 AM, NEW YORK CITY TIME, ON WEDNESDAY, JULY 9, 2003, UNLESS THE OFFER IS EXTENDED.

                           --------------------------

       The offer is being made in connection with the Tender Agreement, dated as of June 3, 2003, between Amazing Savings Holding LLC and Odd Job Stores, Inc. Certain principal shareholders of Odd Job Stores, Inc. have agreed, among other things, to tender their shares in the offer pursuant to the Principal Shareholders' Agreement dated as of June 3, 2003.

       THE BOARD OF DIRECTORS OF ODD JOB STORES, INC. HAS UNANIMOUSLY APPROVED THE TENDER AGREEMENT, THE PRINCIPAL SHAREHOLDERS' AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE TENDER AGREEMENT, INCLUDING THE OFFER, DETERMINED THAT THE OFFER IS ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

       A summary of the principal terms of the offer and other important information appears on pages (i) through (vi). You should read this entire document carefully before deciding whether to tender your shares.

                           --------------------------

                                    IMPORTANT

       If you wish to tender all or any part of your shares before the offer expires you must:

          o complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and any other required documents to the American Stock Transfer & Trust Company, the "DEPOSITARY" for the offer, together with certificates representing the shares tendered or follow the procedure for book-entry transfer set forth in SECTION 3--"PROCEDURE FOR TENDERING SHARES;" or

          o request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction on your behalf.

If any part of your shares is registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender such shares in the offer. If you desire to tender shares and the certificates representing such shares are not immediately available, or you cannot comply in a timely manner with the procedures for book-entry transfer, or cannot deliver all required documents to the Depositary prior to the Expiration Date of the offer, you may tender such shares by following the procedures for guaranteed delivery described in Section 3--"PROCEDURE FOR TENDERING SHARES."

                           --------------------------

                     The Information Agent for the Offer is:

                            MacKenzie Partners, Inc.
                               105 Madison Avenue
                               New York, NY 10016

                 Banks and Brokers Call Collect: (212) 959-5500
                    ALL OTHERS CALL TOLL-FREE: (800) 322-2885

JUNE 10, 2003

                               SUMMARY TERM SHEET

       Amazing Savings Holding LLC is offering to purchase up to 8,698,267 common shares of Odd Job Stores, Inc. for $3.00 per share in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase and in the related letter of transmittal (which, together with any amendments or supplements thereto, collectively constitute what we refer to in this summary as the "OFFER"). The following are some of the questions you, as a shareholder of Odd Job Stores, may have and answers to those questions. We urge you to read the remainder of this offer to purchase and the related letter of transmittal carefully because the information in this summary is not complete and additional important information is contained in the remainder of this offer to purchase and the letter of transmittal.

WHO IS OFFERING TO BUY MY SHARES?

       Amazing Savings Holding LLC, a Delaware limited liability company, through its newly formed, wholly owned subsidiary OJSAC, Inc., a Delaware corporation. See Section 9--"CERTAIN INFORMATION CONCERNING AMAZING SAVINGS."

WHAT SHARES ARE BEING SOUGHT IN THE OFFER?

       We are offering to purchase up to 8,698,267 outstanding common shares of Odd Job Stores, Inc., which constitute approximately 96% of the shares currently outstanding. See "INTRODUCTION" and Section 1--"TERMS OF THE OFFER."

HOW MUCH ARE YOU OFFERING TO PAY, WHAT IS THE FORM OF PAYMENT AND WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

       We are offering to pay $3.00 per share in cash. We may, at our option, reduce the offer price from $3.00 per share in cash to $2.90 per share in cash, without any further action by or notice to Odd Job Stores if the first date on which we accept for payment shares validly tendered and not properly withdrawn pursuant to the offer (which we refer to as the purchase date in this summary) does not occur on or before July 15, 2003 for any reason other than as a result of our intentional delay or failure to use commercially reasonable efforts to take those actions within our control to cause the purchase date to occur on or before July 15, 2003 (which does not include any obligation on our part to waive any condition to the offer). If, for any reason, the offer price is reduced, the offer will remain open for a minimum of ten business days following such reduction to allow for adequate disclosure to shareholders.

       If you are the record owner of your shares and you tender your shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "INTRODUCTION" and Section 1--"TERMS OF THE OFFER."

IS THERE AN AGREEMENT GOVERNING THE OFFER?

       Yes. We have entered into a Tender Agreement, dated as of June 3, 2003, with Odd Job Stores. The Tender Agreement sets forth, among other matters, the terms and conditions of the Offer. See Section 11--"PURPOSE OF THE OFFER AND PLANS FOR THE COMPANY; THE TENDER AGREEMENT AND RELATED AGREEMENTS--THE TENDER AGREEMENT."

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

       We are not obligated to purchase any tendered shares if, among other things:

          o The number of shares validly tendered and not properly withdrawn prior to the expiration of the Offer, together with the number of shares, if any, then owned beneficially by us, does not equal at least 66 2/3% of the outstanding shares. In our sole discretion, subject to applicable law, we may reduce this condition, which we refer to as the minimum tender condition, from 66 2/3% to a majority of the outstanding shares.

          o The amendment to the Amended and Restated Code of Regulations of Odd Job Stores opting out of the provision of the General Corporation Law of Ohio, which would otherwise require the acquisition of one-fifth or more of the voting power of Odd Job Stores to be approved by the shareholders of Odd Job Stores, is not effective. The holders of 67.6% of the outstanding shares of Odd Job Stores have executed written consents to adopt such amendment. The amendment will become effective June 30, 2003. We refer to this condition as the opt out condition in this summary.

          o Persons designated by us do not constitute a majority of the members of the board of directors of Odd Job Stores upon the acceptance for payment of shares tendered in the Offer or more than two members of the board of directors of Odd Job Stores immediately prior to the acceptance for payment of Shares tendered in the Offer continue as members of the board of directors of Odd Job Stores. We refer to this condition as the board representation condition in this summary.

          o The lenders to Odd Job Stores under its Amended and Restated Loan and Security Agreement, dated as of February 11, 2002, as amended through June 3, 2003 (which we refer to as the credit facility in this summary), have not entered into a forbearance agreement with Odd Job Stores pursuant to which the lenders agree to forbear from exercising any remedies or taking any action to collect the obligations owed by Odd Job Stores to the lenders under the credit facility and to continue to provide liquidity to Odd Job Stores under the credit facility consistent with past practice until August 31, 2003. This condition will be deemed satisfied even if the lenders have not entered into such a forbearance agreement if we are otherwise satisfied in our reasonable discretion that the lenders have not sought to, and do not have the right to, exercise any remedies or take any action to collect the obligations owed by Odd Job Stores to the lenders under the credit facility and have provided, and are obligated to continue to provide, liquidity to Odd Job Stores under the credit facility consistent with past practice until August 31, 2003.

          o The board of directors of Odd Job Stores withdraws its recommendation of the Offer or recommends a different offer.

          o There occur any changes, conditions, events or developments that, alone or together, have or would be reasonably expected to have a material adverse effect on Odd Job Stores.

       The Offer is also subject to a number of other conditions. We can waive some of these conditions without the consent of Odd Job Stores. We cannot, however, waive the minimum tender condition without the consent of Odd Job Stores. See Section 13--"CERTAIN CONDITIONS OF THE OFFER."

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

       Yes. Pursuant to a financing agreement with us, an investor, Ascend Retail Investment LLC, has agreed to provide to us financing sufficient to pay for all shares validly tendered and not properly withdrawn in the Offer. The obligation of Ascend to provide such financing is supported by an irrevocable letter of credit issued by Citibank, N.A. in our favor and the Offer is not subject to any financing condition. See Section 12--"SOURCE AND AMOUNT OF FUNDS."

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER MY SHARES IN THE OFFER?

       We do not think our financial condition is relevant to your decision whether to tender shares and accept the Offer because the Offer is for cash, our financing arrangements are supported by an irrevocable letter of credit and the Offer is not subject to any financing condition.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

       You will have at least until 8:00 AM, New York City time, on Wednesday, July 9, 2003, to decide whether to tender your shares in the Offer, unless we extend the Offer. Furthermore, if you cannot deliver everything required to make a valid tender by that time, you may still participate in the Offer by using the guaranteed delivery procedure that is described later in this offer to purchase. See Sections 1--"TERMS OF THE OFFER" and 3--"PROCEDURE FOR TENDERING SHARES."

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

       Yes. We have the right to extend the Offer if at the time the Offer is scheduled to expire, including following a prior extension, any of the conditions to the Offer are not satisfied or waived by us. We have agreed with Odd Job Stores that we will extend the Offer for incremental periods until August 31, 2003 under certain circumstances if, as of 8:00 AM, New York City time, on the then current expiration date, all conditions other than the opt out condition and the board representation condition have been satisfied. We may generally extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission. See Section 1--"TERMS OF THE OFFER."

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

       If we extend the Offer, we will make a public announcement of the extension, by not later than 9:00 A.M., New York City time, on the business day following the day on which the Offer was scheduled to expire. See Section 1--"TERMS OF THE OFFER."

HOW DO I TENDER MY SHARES?

       To tender shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal and any other documents required, to the depositary not later than the time the Offer expires. If your shares are held in street name, the shares can only be tendered by your nominee through The Depository Trust Company. If you cannot deliver required items to the depositary by the expiration of the Offer, you may get a little extra time to do so by having a broker, a bank or other fiduciary, which is a member in good standing of the Securities Transfer Agents Medallion Program or other institution that would be eligible according to the Offer, guarantee that the missing items will be received by the depositary within three Nasdaq National Market trading days. However, the depositary must receive the missing items within that three trading day period. See Section 3--"PROCEDURE FOR TENDERING SHARES."

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

       You can withdraw shares that you previously tendered at any time until the Offer has expired and, if we have not accepted your shares for payment by August 9, 2003, you can withdraw them at any time after such time until we accept shares for payment. See Sections 1--"TERMS OF THE OFFER" and 4--"WITHDRAWAL RIGHTS."

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

       To withdraw shares that you previously tendered, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. If you tendered shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your shares. See Sections 1--"TERMS OF THE OFFER" and 4--"WITHDRAWAL RIGHTS."

WHAT HAPPENS IF MORE THAN 8,698,267 SHARES ARE TENDERED?

       We are offering to purchase up to 8,698,267 shares. If more than 8,698,267 shares are validly tendered and not properly withdrawn at the expiration of the Offer, we will purchase shares on a pro rata basis. This means that we will purchase from each tendering shareholder a number of shares equal to the number of shares validly tendered and not properly withdrawn by such shareholder multiplied by a proration factor. The proration factor would be equal to the number of shares we are offering to purchase divided by the total number of shares validly tendered and not properly withdrawn by all shareholders. See Section 2--"ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES."

WHEN WILL I KNOW HOW MANY OF MY SHARES WERE ACCEPTED FOR PAYMENT?

       Because of the difficulty of determining the number of shares validly tendered and not properly withdrawn, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Offer until approximately four trading days after the end of the offering period. The preliminary factor for any proration will be announced by press release as promptly as practicable after the time we accept shares for payment pursuant to the Offer. Shareholders may obtain such preliminary information from the information agent and may be able to obtain such information from their brokers. See Section 2--"ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES."

WHAT HAPPENS TO THE SHARES THAT ARE NOT ACCEPTED FOR PAYMENT?

       If any tendered shares are not accepted for payment for any reason, certificates for such unpurchased shares will be returned, without expense to the tendering shareholder (or, in the case of shares tendered by book-entry transfer into the depositary's account at The Depository Trust Company pursuant to the procedures set forth in Section 3--"PROCEDURE FOR TENDERING SHARES" of this offer to purchase, those shares will be credited to the participant account maintained with The Depository Trust Company from which the tendered shares were transferred), promptly following expiration or termination of the Offer. This includes any shares not accepted for payment as a result of proration. See
Section 2--"ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES."

HAVE ANY SHAREHOLDERS AGREED TO TENDER THEIR SHARES?

       Yes. We have entered into a Principal Shareholders' Agreement with ZS Mazel Inc., ZS Mazel L.P., ZS Mazel II, L.P. and Mazel/D&K, Inc., which in the aggregate own approximately 53% of the outstanding shares of Odd Job Stores, pursuant to which these shareholders have agreed to tender their shares in the Offer. See Section 11--"PURPOSE OF THE OFFER AND PLANS FOR THE COMPANY; THE TENDER AGREEMENT AND RELATED AGREEMENTS--THE PRINCIPAL SHAREHOLDERS AGREEMENT."

WHAT DOES THE ODD JOB STORES BOARD OF DIRECTORS THINK OF THE OFFER?

       We are making the Offer pursuant to a Tender Agreement with Odd Job Stores. Odd Job Stores' Board of Directors unanimously approved the Tender Agreement and the transactions contemplated by the Tender Agreement, including our Offer. Odd Job Stores' Board of Directors has determined that the Offer is advisable and fair to, and in the best interests of, Odd Job Stores' shareholders, and it unanimously recommends that shareholders accept this Offer and tender their shares pursuant to the Offer. See Section 10--"BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY." Odd Job Stores has prepared a

Solicitation/Recommendation Statement on Schedule 14D-9 containing additional information regarding Odd Job Stores' Board of Directors' determination and recommendation, which is being sent to shareholders together with this offer to purchase and which we urge you to read.

WHAT IS THE PURPOSE OF THE OFFER

       The purpose of the Offer is for us to acquire control of, and a significant equity interest in, Odd Job Stores. Upon completion of the Offer, unless we reduce the minimum tender condition, we will own at least 66 2/3% and up to approximately 96% of Odd Job Stores. If, as and to the extent that we acquire control of Odd Job Stores, however, we intend to keep some shares of Odd Job Stores in the hands of the public to permit us to conduct the business of Odd Job Stores at times and on days of the week when we would otherwise not be permitted to conduct business based on the religious beliefs of our principals.

       It is contemplated that, at some time after the completion of the Offer, we will propose a merger or other business combination among us, OJSAC, Inc. and Odd Job Stores. In accordance with the Tender Agreement, any such transaction effected prior to the third anniversary of the Purchase Date would be subject to
(a) approval by a special committee of independent directors of Odd Job Stores and (b) receipt of a favorable fairness opinion of an investment banking firm retained by the special committee as to the fairness of such transaction from a financial point of view to the shareholders of Odd Job Stores. If the minimum tender condition is satisfied, we would have sufficient voting power to approve any such transaction without the affirmative vote of any other shareholder of Odd Job Stores.

WILL ODD JOB STORES REMAIN A PUBLIC COMPANY AFTER THE OFFER?

       Yes. After the Offer, Odd Job Stores will remain a public company. Nonetheless, the number of shareholders of Odd Job Stores and the shares of Odd Job Stores which are still in the hands of the public may be so small that there will no longer be an active public trading market, or, possibly, any public trading market, for the shares. Also, the shares may no longer be eligible to be traded on the Nasdaq National Market or any other national securities exchange, and Odd Job Stores may cease making filings with the Securities and Exchange Commission. Unless we intend to trade the shares on other securities exchanges or in the over-the-counter markets, if the number of shareholders in round lots of shares of Odd Job Stores is less than 300 registered shareholders (among other factors), we may elect to deregister the shares, and at that time Odd Job Stores would no longer be required to comply with the Commission's rules relating to publicly held companies. See Sections 7--"POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ LISTING; EXCHANGE ACT REGISTRATION AND MARGIN REGULATIONS" and 11--"PURPOSE OF THE OFFER AND PLANS FOR THE COMPANY; THE TENDER AGREEMENT AND RELATED AGREEMENTS--THE TENDER AGREEMENT."

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?
       Unless we reduce the minimum tender condition, if fewer than 6,040,463 shares are validly tendered and not properly withdrawn in the Offer, then we are not obligated to purchase shares pursuant to the Offer and may terminate the Offer. However, the parties to the Principal Shareholders' Agreement have agreed to tender an aggregate of 4,789,888 shares and if such parties comply with the Principal Shareholders' Agreement, or at least 6,040,463 shares are otherwise validly tendered and not properly withdrawn, and all the other conditions to the Offer are satisfied or waived by us, we will be obligated to purchase at least 6,040,463 shares pursuant to the Offer.

       Our purchase of the shares pursuant to the Offer will reduce the number of shares that might otherwise trade publicly and may reduce the number of holders of the shares, which could adversely affect the liquidity and market value of the remaining shares held by the public. In addition, upon completion of the Offer, unless we reduce the minimum tender condition, we will own at least 66 2/3% of Odd Job Stores' shares and will have the right to control Odd Job Stores. See Section 7--"POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ LISTING; EXCHANGE ACT REGISTRATION AND MARGIN REGULATIONS."

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

       On June 2, 2003, the last trading day before Amazing Savings and Odd Job Stores announced that they had signed the Tender Agreement, the closing price of the shares reported on the Nasdaq National Market was $2.33 per share. On June 9, the last trading day before we commenced the Offer, the closing price of the shares was $2.80 per share. We advise you to obtain a recent quotation for shares of Odd Job Stores in deciding whether to tender your shares. See Section 6--"PRICE RANGE OF SHARES; DIVIDENDS."

HOW WILL U.S. TAXPAYERS BE TAXED FOR U.S. FEDERAL INCOME TAX PURPOSES?

           If you are a U.S. taxpayer, your receipt of cash for shares in the Offer will be a taxable transaction for U.S. federal income tax purposes. Subject to the discussion in the following paragraph regarding the consummation of a merger or other business combination among us, OJSAC, Inc. and Odd Job Stores, you will generally recognize gain or loss in an amount equal to the difference between (a) the cash you receive in the Offer and (b) your adjusted tax basis in the shares you sell in the Offer. That gain or loss will be a capital gain or loss if the shares are capital assets in your hands, and will be long-term capital gain or loss if the shares have been held for more than one year at the time the Offer is completed.

           It is contemplated that at some time after the completion of the Offer, Amazing Savings will propose a merger or other business combination among us, OJSAC, Inc. and Odd Job Stores. In the event that a merger of OJSAC, Inc. into Odd Job Stores is consummated and this Offer and such merger are considered to be part of an integrated acquisition, then the exchange of shares for cash pursuant to the Offer will likely be analyzed for U.S. federal income tax purposes as a combined tender offer by Amazing Savings for some shares and redemption by Odd Job of some shares. To the extent, in the context of an integrated acquisition that your shares are treated as having been sold to Amazing Savings for cash pursuant to the Offer, you will recognize gain or loss with respect to such shares in a manner similar to that stated in the above paragraph. To the extent, in the context of an integrated acquisition that your shares are treated as redeemed by Odd Job for cash, depending upon the circumstances, you may still recognize gain or loss with respect to such shares in a manner similar to that stated in the above paragraph, or you may recognize ordinary income (but not a loss) with respect to such shares in an amount equal to the cash you receive with respect to such shares, without any offset allowed for your tax basis in those shares.

           You are urged to consult your own tax advisor as to the particular tax consequences of the Offer to you. See Section 5--"CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER."

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

       You can call MacKenzie Partners, Inc., the information agent for the Offer, at (800) 322-2885 toll-free. See the back cover page of this offer to purchase.

                                TABLE OF CONTENTS

                                                                                                                        PAGE
SUMMARY TERM SHEET........................................................................................................i

INTRODUCTION..............................................................................................................1

THE TENDER OFFER..........................................................................................................4

           1.        Terms of the Offer...................................................................................4

           2.        Acceptance for Payment and Payment for Shares........................................................6

           3.        Procedure for Tendering Shares.......................................................................7

           4.        Withdrawal Rights....................................................................................9

           5.        Certain United States Federal Income Tax Consequences of the Offer..................................10

           6.        Price Range of Shares; Dividends....................................................................13

           7.        Possible Effects of the Offer on the Market for the Shares;
                     Nasdaq Listing; Exchange Act Registration and Margin
                     Regulations 14

           8.        Certain Information Concerning the Company..........................................................15

           9.        Certain Information Concerning Amazing Savings......................................................17

           10.       Background of the Offer; Contacts with the Company..................................................19

           11.       Purpose of the Offer and Plans for the Company; the Tender Agreement and Related Agreements.........21

           12.       Source and Amount of Funds..........................................................................30

           13.       Certain Conditions of the Offer.....................................................................30

           14.       Dividends and Distributions.........................................................................32

           15.       Certain Legal Matters...............................................................................32

           16.       Fees and Expenses...................................................................................34

           17.       Miscellaneous.......................................................................................34

SCHEDULE A INFORMATION CONCERNING (a) MEMBERS OF THE BOARD OF DIRECTORS AND THE EXECUTIVE OFFICERS OF AMAZING SAVINGS ..A-1


TO ALL HOLDERS OF SHARES OF COMMON SHARES
OF ODD JOB STORES, INC.:

                                  INTRODUCTION

       Amazing Savings Holding LLC, a Delaware limited liability company ("AMAZING SAVINGS"), through its newly formed, wholly owned subsidiary OJSAC, Inc., a Delaware corporation ("OJSAC"), hereby offers to purchase up to 8,698,267 outstanding common shares, without par value (the "SHARES"), of Odd Job Stores, Inc., an Ohio corporation (the "COMPANY"), which constitute approximately 96% of the Shares currently outstanding, at $3.00 per Share, (the "OFFER PRICE"), without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase (the "OFFER TO PURCHASE") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

       Amazing Savings may, at its option, reduce the Offer Price from $3.00 per Share in cash to $2.90 per Share in cash if the first date on which Amazing Savings accepts for payment Shares validly tendered and not properly withdrawn pursuant to the Offer (the "PURCHASE DATE") does not occur on or before July 15, 2003 for any reason other than as a result of Amazing Savings' intentional delay or failure to use commercially reasonable efforts to take those actions within Amazing Savings' control to cause the Purchase Date to occur on or before July 15, 2003 (which does not include any obligation on the part of Amazing Savings to waive any condition to the Offer). If, for any reason, the Offer Price is reduced, the Offer will remain open for a minimum of ten business days following such reduction to allow for adequate disclosure to shareholders.

       Tendering shareholders whose Shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Amazing Savings. Shareholders who hold their Shares through brokers or banks should check with these institutions as to whether they will charge any service fees in connection with the tender of Shares into the Offer. However, if you do not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, or an IRS Form W-8BEN or other IRS Form W-8, as applicable, you may be subject to a required U.S. federal backup withholding tax of 28% on the gross proceeds payable to you. Certain foreign shareholders may be subject to a 30% U.S. withholding tax on gross proceeds unless they furnish an IRS From W-8BEN or other IRS Form W-8 establishing an entitlement to an exemption or reduction in the 30% U.S. withholding tax. See Section 5, Certain United States Federal Income Tax Consequences of the Offer. Amazing Savings will pay all reasonable charges and expenses of the American Stock Transfer & Trust Company (the "DEPOSITARY") and MacKenzie Partners, Inc. (the "INFORMATION AGENT").

       THE OFFER WILL EXPIRE AT 8:00 AM, NEW YORK CITY TIME, ON WEDNESDAY, JULY 9, 2003, UNLESS EXTENDED. SEE SECTIONS 1, 13 AND 15.

       The Offer is being made pursuant to the Tender Agreement (the "TENDER AGREEMENT"), dated as of June 3, 2003, between Amazing Savings and the Company, which is more fully described in Section 11. Section 5 describes the principal U.S. federal income tax consequences to the sale of Shares in the Offer.

       Simultaneously with the execution of the Tender Agreement, Amazing Savings entered into a Principal Shareholders' Agreement, dated as of June 3, 2003 (the " PRINCIPAL SHAREHOLDERS AGREEMENT"), with each of the following persons: ZS Mazel Inc., ZS Mazel L.P., ZS Mazel II, L.P. and Mazel/D&K, Inc. (each, a "PRINCIPAL SHAREHOLDER" and collectively, the "PRINCIPAL SHAREHOLDERS"). According to representations made by the Principal Shareholders in the Principal Shareholders Agreement and information provided to Amazing Savings by the Company as of June 3, 2003, the Principal Shareholders owned and had voting power with respect to an aggregate of 4,789,888 Shares, representing approximately 53% of the outstanding Shares. Pursuant to the Principal Shareholders Agreement, the Principal Shareholders have agreed, among other things, to tender in the Offer, and not withdraw, all Shares that are owned by such Principal Shareholders at the time of tender (including any Shares they acquire prior to the expiration of the Offer) upon the terms and conditions specified therein.

       Before entering into the Principal Shareholders Agreement, certain shareholders of the Company, including the Principal Shareholders, holding in the aggregate 67.6% of the Shares outstanding executed a written consent (the "SHAREHOLDER CONSENT") to make inapplicable to the Company the provision of the General Corporation Law of Ohio ("OGCL") which would otherwise require the acquisition of one-fifth or more of the voting power of the Company to be approved by the shareholders of the Company (the "OPT OUT"). The Opt Out will become effective June 30, 2003. Pursuant to the Principal Shareholders Agreement, the Principal Shareholders have agreed not to take any action that would revoke or otherwise be inconsistent with the Shareholder Consent or the Opt Out. The Principal Shareholders Agreement is more fully described in Section 11.

       THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") HAS UNANIMOUSLY APPROVED THE TENDER AGREEMENT, THE PRINCIPAL SHAREHOLDERS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE TENDER AGREEMENT, INCLUDING THE OFFER, DETERMINED THAT THE OFFER IS ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

       Morgan Joseph & Co, Inc., the Company's financial advisor ("MORGAN JOSEPH"), has delivered to the Company Board a written opinion, dated May 27, 2003, to the effect that as of such date, the consideration to be received by the holders of Shares in the Offer is fair from a financial point of view to the holders of Shares (other than Amazing Savings and its affiliates). The full text of Morgan Joseph's written opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Morgan Joseph, is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "SCHEDULE 14D-9") filed with the Securities and Exchange Commission (the "COMMISSION") in connection with the Offer, a copy of which (without certain exhibits) is being furnished to shareholders concurrently herewith.

       The Offer is subject to the conditions, among others, that:

           (a) prior to the expiration of the Offer there have been validly tendered in the Offer and not properly withdrawn that number of Shares which, together with the number of Shares, if any, then beneficially owned by Amazing Savings, represents at least 66 2/3% of the total number of outstanding Shares on the date Shares are accepted for payment (the "MINIMUM TENDER CONDITION"), unless, in its sole discretion and subject to applicable law, Amazing Savings reduces this condition from 66 2/3% to a majority of the Shares then outstanding, in which event the term "MINIMUM TENDER CONDITION" shall mean the reduced amount;

           (b) the Opt Out is effective under the OGCL and Rule 14c-2 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") (the "OPT OUT CONDITION");

           (c) the Lenders (as defined herein) to the Company under the Amended and Restated Loan and Security Agreement, dated February 11, 2002 (as amended through June 3, 2003, the "CREDIT FACILITY"), by and among the Company and Whitehall Retail Finance, a division of Whitehall Business Credit Corporation, as agent for the Tranche A Lenders (as defined in the Credit Facility), Whitehall Retail Finance, as collateral agent, and the Tranche A Lenders (collectively, the "LENDERS"), have entered into a forbearance agreement with the Company pursuant to which they agree to forbear from exercising any remedies or taking any action to collect the obligations owed by the Company to the Lenders under the Credit Facility and to continue to provide liquidity to the Company under the Credit Facility consistent with past practice until August 31, 2003, unless Amazing Savings is otherwise satisfied in its reasonable discretion that the Lenders have not sought to, and do not have the right to, exercise any remedies or take any action to collect the obligations owed by the Company to the Lenders under the Credit Facility and have provided, and are obligated to continue to provide, liquidity to the Company under the Credit Facility consistent with past practice until August 31, 2003 (the "FORBEARANCE CONDITION"); and

           (d) persons designated by Amazing Savings constitute a majority of the members of the Company Board upon the acceptance for payment of Shares tendered in the Offer and not more than two members of the Company Board immediately prior to such acceptance for payment continue as members of the Company Board (the "BOARD REPRESENTATION CONDITION").

The Offer is also subject to certain other terms and conditions. See Section 13.

       The Company has informed Amazing Savings that, as of June 3, 2003, there were 9,060,695 Shares issued and outstanding and 931,800 Shares were reserved for issuance upon exercise of options to purchase Shares. Based on the foregoing, and assuming no additional Shares have been issued or are issued prior to the Expiration Date (as defined in Section 1), the Minimum Tender Condition would be satisfied if at least approximately 6,040,463 Shares are validly tendered prior to the Expiration Date and not properly withdrawn.

       THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1.     TERMS OF THE OFFER

       Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Amazing Savings will accept for payment and pay for up to 8,698,267 Shares validly tendered and not properly withdrawn prior to the Expiration Date (as defined herein) in accordance with the procedures set forth in Section 3. If more than 8,698,267 Shares are validly tendered and not properly withdrawn at the Expiration Date of the Offer, Amazing Savings will purchase Shares on a pro rata basis from all tendering shareholders as explained herein. The term "EXPIRATION DATE" means 8:00 AM, New York City time, on Wednesday, July 9, 2003, unless Amazing Savings, in its sole discretion or if required by the Tender Agreement, has extended the initial period of time during which the Offer is open, in which event the term "EXPIRATION DATE" shall mean the latest time and date at which the Offer, as so extended by Amazing Savings expires. For purposes of the Offer, a "BUSINESS DAY" means any day other than a Saturday, Sunday or a federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 a.m. midnight Eastern time.

       THE OFFER IS CONDITIONED UPON THE SATISFACTION OR WAIVER OF THE CONDITIONS DESCRIBED IN SECTION 13 AND MAY BE TERMINATED BY AMAZING SAVINGS IF CERTAIN EVENTS DESCRIBED IN SECTION 13 OCCUR.

       Amazing Savings reserves the right (but is not obligated), in accordance with applicable rules and regulations of the Commission, in its sole discretion to waive any condition to the Offer (other than the Minimum Tender Condition, which may be reduced by Amazing Savings, in its sole discretion (subject to applicable law), to a majority of the shares then outstanding, but may only be waived with the consent of the Company). If the Minimum Tender Condition or any other condition set forth in Section 13 has not been satisfied by 8:00 AM, New York City time, on Wednesday, July 9, 2003 (or any other time then set as the Expiration Date), Amazing Savings may elect, subject to the requirements and restrictions in the Tender Agreement described below and any applicable rules and regulations of the Commission, to (a) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, (b) waive all unsatisfied conditions, accept for payment up to 8,698,267 Shares so tendered, subject to the proration provisions, and not extend the Offer, (c) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering shareholders or (d) amend the Offer.

      Pursuant to the Tender Agreement, Amazing Savings has agreed that if all conditions to the Offer have been satisfied or waived as of the scheduled expiration of the Offer, Amazing Savings will accept for payment and pay for up to 8,698,267 Shares validly tendered and not properly withdrawn pursuant to the Offer promptly after such scheduled expiration. Amazing Savings may, without the consent of the Company, extend the Offer for one or more periods of up to five business days per extension if, at the Expiration Date, all of the conditions to the Offer have not been satisfied or waived. Amazing Savings has agreed with the Company that it will extend the offer for incremental periods until August 31, 2003 (the "WALK-AWAY DATE") if, as of the initial Expiration Date, all conditions other than the Opt Out Condition and the Board Representation Condition have been satisfied, and the Company is complying with its agreement to cause the Information Statement (as defined herein) to be mailed to the Company's shareholders. Amazing Savings may also, without the consent of the Company, extend the Offer for any period required by any regulation or requirement of the Commission applicable to the Offer. In addition, if the Offer Price is reduced from $3.00 per Share in cash to $2.90 per Share in cash at Amazing Savings' option in the event that the Purchase Date does not occur by July 15, 2003 for any reason other than as a result of Amazing Savings' intentional delay or failure to use commercially reasonable efforts to take those actions within Amazing Savings' control to cause the Purchase Date to occur on or before July 15, 2003 (which does not include any obligation on the part of Amazing Savings to waive any condition to the Offer), the Offer will be extended for a minimum of ten business days following such reduction without the consent of the Company. Likewise, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase, in each case, without the consent of the Company.

       Subject to the limitations set forth in the Offer and the Tender Agreement described above, Amazing Savings expressly reserves the right (but is not obligated), at any time or from time to time in its sole discretion, to extend the period during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary. There can be no assurance that Amazing Savings will exercise its right to extend the Offer unless required to do so as described above. During any extension of the offering period, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4.

       Amazing Savings expressly reserves the right (but is not obligated), at any time or from time to time in its sole discretion, to modify or amend the terms and conditions of the Offer in any respect. However, pursuant to the Tender Agreement, Amazing Savings has agreed that it will not, without the prior written consent of the Company, (a) decrease or change the form of consideration payable in the Offer, (b) change the maximum number of Shares sought pursuant to the Offer, (c) waive the Minimum Tender Condition or impose additional conditions to the Offer or (d) make any other change in the terms or conditions of the Offer that is adverse to the holders of Shares, other than a reduction of the Offer Price to $2.90 per Share in the circumstances discussed above.

       Amazing Savings expressly reserves the right in its sole discretion, subject to the applicable rules and regulations of the Commission and to the terms of the Tender Agreement, at any time or from time to time, to terminate the Offer and not accept for payment any Shares if any of the conditions to the Offer set forth in Section 13 have not been satisfied or upon the occurrence of any of the events set forth in Section 13, by giving oral or written notice of such termination to the Depositary.

       Amazing Savings expressly reserves the right, subject to applicable rules of the Commission, to delay acceptance for payment of, or payment for, Shares in order to comply, in whole or in part, with any applicable law. See Sections 13 and 15. The reservation by Amazing Savings of the right to delay the acceptance of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires Amazing Savings to pay the consideration offered or to return Shares deposited by or on behalf of tendering shareholders promptly after the termination or withdrawal of the Offer.

       Any extension of the Offer, waiver or amendment of the Offer, delay in acceptance for payment or payment or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(d) and l4e-1(d) under the Exchange Act. Without limiting the obligation of Amazing Savings under such rule or the manner in which Amazing Savings may choose to make any public announcement, Amazing Savings currently intends to make announcements by issuing a press release to Business Wire (or such other national media outlet or outlets it deems prudent) and making any appropriate filing with the Commission.

       If, subject to the terms of the Tender Agreement, Amazing Savings makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Amazing Savings will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the offer or the information concerning the offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in the consideration offered or a change in the percentage of securities sought, the tender offer generally must remain open for a minimum of ten business days following such change to allow for adequate disclosure to shareholders. There will be no subsequent offering period pursuant to Rule 14d-11.

       The Company has provided Amazing Savings with the Company's list of shareholders and securities position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's shareholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's securities position listing, for subsequent transmittal to beneficial owners of Shares.

2.     ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

       Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Amazing Savings will accept for payment, and will pay for promptly after the Expiration Date, all Shares validly tendered and not properly withdrawn, up to a maximum of 8,698,267 Shares. If more than 8,698,267 Shares are validly tendered and not properly withdrawn, Amazing Savings will accept for purchase an amount of the tendered Shares equal to 8,698,267 Shares, on a pro rata basis from each shareholder who has validly tendered Shares pursuant to the Offer, promptly after the Expiration Date.

       In the event that proration of tendered Shares is required, Amazing Savings will determine the appropriate proration factor as soon as practicable following the Expiration Date. Proration for each shareholder tendering Shares will be based on the ratio of the number of Shares Amazing Savings is offering to purchase to the total number of Shares validly tendered and not properly withdrawn by all shareholders (with adjustments to avoid purchases of fractional Shares). Because of the difficulty in determining the number of Shares validly tendered (including Shares tendered by guaranteed delivery procedures described in Section 3) and not properly withdrawn, Amazing Savings does not expect that it will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until approximately four trading days after the Expiration Date. The preliminary factor for any proration will be announced by press release as promptly as practicable after the Expiration Date. Shareholders may obtain such preliminary information from the Information Agent and from their brokers. In the event of any proration, the Depositary will select certain identifiable Shares for payment from the total Shares validly tendered and not properly withdrawn by a shareholder in accordance with such shareholder's directions, if any, as set forth in such shareholder's Letter of Transmittal.

       In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth in Section 3, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in Section 3 below) in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. See Section 3.

       For purposes of the Offer, Amazing Savings will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not properly withdrawn if and when Amazing Savings gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. As noted, if more than 8,698,267 Shares are validly tendered and not properly withdrawn at the Expiration Date of the Offer, Amazing Savings will accept for purchase Shares on a pro rata basis. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering shareholders for purposes of receiving payments from Amazing Savings and transmitting such payments to the tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN PAYMENT FOR SHARES.

       If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at DTC pursuant to the procedures set forth in Section 3, such Shares will be credited to the participant account maintained with DTC from which tendered Shares were transferred), promptly following expiration or termination of the Offer.

       IF, PRIOR TO THE EXPIRATION DATE, AMAZING SAVINGS INCREASES OR DECREASES THE OFFER PRICE PURSUANT TO THE OFFER, SUCH INCREASED OR DECREASED CONSIDERATION WILL BE PAID TO ALL HOLDERS OF SHARES THAT ARE PURCHASED PURSUANT TO THE OFFER, WHETHER OR NOT SUCH SHARES WERE TENDERED PRIOR TO SUCH INCREASE OR DECREASE IN CONSIDERATION.

       Under the Tender Agreement, Amazing Savings may assign its rights, interests and obligations to any of its affiliates, provided that such assignment will not relieve Amazing Savings from its obligations under the Tender Agreement. Pursuant to an Assignment and Assumption Agreement, dated as of June 3, 2003, Amazing Savings has assigned its right to purchase all of the Shares tendered pursuant to the Offer to OJSAC, its newly formed, wholly owned subsidiary.

3.     PROCEDURE FOR TENDERING SHARES

       VALID TENDER OF SHARES. To tender Shares pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, certificates representing the Shares to be tendered and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, (b) such Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary (which confirmation must include an Agent's Message (as defined below) if the tendering shareholder has not delivered a Letter of Transmittal), prior to the Expiration Date or (c) the tendering shareholder must comply with the guaranteed delivery procedures set forth below. The term "AGENT'S MESSAGE" means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Amazing Savings may enforce such agreement against the participant.

       BOOK-ENTRY TRANSFER. The Depositary will make a request to establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC's systems may make a book-entry transfer of Shares by causing DTC to transfer such Shares into the Depositary's account in accordance with DTC's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at DTC as described above is referred to herein as a "BOOK-ENTRY CONFIRMATION." The Letter of Transmittal, and any other documents required therein, must be transmitted to and received by the Depositary at one of the addresses set forth on the back cover of this Offer to Purchase. Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the Depositary.

       SIGNATURE GUARANTEES AND STOCK POWERS. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchange Medallion Program (each, an "ELIGIBLE INSTITUTION"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered owner has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible

Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment or are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

       GUARANTEED DELIVERY. A shareholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by satisfying all of the requirements set forth below:

           (a)  such tender is made by or through an Eligible Institution;

           (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Amazing Savings with this Offer to Purchase, is received by the Depositary (as provided below) prior to the Expiration Date; and

           (c) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "TRADING DAY" is any day on which the Nasdaq National Market is open for business.

       The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

       THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. DELIVERY OF ALL SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT ALL SUCH DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

       OTHER REQUIREMENTS. Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY AMAZING SAVINGS ON THE PURCHASE PRICE OF THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

       U.S. WITHHOLDING TAX. UNDER THE U.S. BACKUP WITHHOLDING TAX RULES APPLICABLE TO CERTAIN SHAREHOLDERS OTHER THAN CERTAIN EXEMPT SHAREHOLDERS, INCLUDING, AMONG OTHERS, ALL CORPORATIONS AND CERTAIN FOREIGN ENTITIES, THE DEPOSITARY WILL BE REQUIRED TO WITHHOLD ANY PAYMENTS MADE TO THOSE SHAREHOLDERS PURSUANT TO THE OFFER AT A STATUTORILY ESTABLISHED RATE (28% FOR REPORTABLE PAYMENTS MADE IN 2003). TO AVOID BACKUP WITHHOLDING TAX ON PAYMENTS WITH RESPECT TO THE SHARES PURCHASED PURSUANT TO THE OFFER, EACH SHAREHOLDER SHOULD CERTIFY TO THE DEPOSITARY THAT SUCH SHAREHOLDER IS NOT SUBJECT TO BACKUP WITHHOLDING TAX BY PROPERLY PROVIDING THE DEPOSITARY WITH (I) A PROPERLY EXECUTED IRS FORM

W-8BEN, W-8ECI, W-8EXP OR W-8IMY (WITH APPLICABLE ATTACHMENTS) AS APPROPRIATE, OR (II) SUCH SHAREHOLDERS' TAXPAYER IDENTIFICATION NUMBER ON A PROPERLY EXECUTED SUBSTITUTE FORM W-9 (INCLUDED IN THE LETTER OF TRANSMITTAL). SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL. CERTAIN FOREIGN SHAREHOLDERS WHO DO NOT ESTABLISH AN EXEMPTION FROM THE 30% U.S. WITHHOLDING TAX ON CORPORATE DISTRIBUTIONS MAY BE SUBJECT TO SUCH TAX AS DISCUSSED IN SECTION 5, CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER--NON-U.S. HOLDERS--PAYMENTS WITH RESPECT TO THE SHARES IN THE EVENT OF A MERGER OF OJSAC INTO THE COMPANY.

       APPOINTMENT AS PROXY. By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent's Message, in lieu of a Letter of Transmittal), the tendering shareholder irrevocably appoints designees of Amazing Savings as such shareholder's proxies, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Amazing Savings and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Tender Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, Amazing Savings accepts for payment Shares tendered by such shareholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such shareholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Amazing Savings' designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the shareholders of the Company, by written consent in lieu of any such meeting or otherwise. Amazing Savings reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Amazing Savings' payment for such Shares, Amazing Savings must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of shareholders.

       BINDING AGREEMENT. The acceptance for payment by Amazing Savings of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and Amazing Savings upon the terms and subject to the conditions of the Offer.

       DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Amazing Savings in its sole and absolute discretion, which determination will be final and binding. Amazing Savings reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Amazing Savings, be unlawful. Amazing Savings also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of any other shareholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Amazing Savings or any of its affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Amazing Savings' interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) will be final and binding.

4.     WITHDRAWAL RIGHTS

       Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by Amazing Savings pursuant to the Offer, may also be withdrawn at any time after August 9, 2003 (or such later date as may apply in case the Offer is extended).

       For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in
Section 3, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates.

       All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Amazing Savings, in its sole discretion, which determination shall be final and binding. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Amazing Savings or any of its affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following one of the procedures for tendering Shares described in Section 3 at any time prior to the Expiration Date.

       If Amazing Savings extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept for payment Shares pursuant to the Offer for any reason, then, without prejudice to Amazing Savings' rights under this Offer, the Depositary may, nevertheless, on behalf of Amazing Savings, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as set forth in this Section 4.

5.     CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER

       The following is a summary of certain U.S. federal income tax consequences to holders of Shares upon the tender of Shares for cash pursuant to the Offer. This summary is based on the Internal Revenue Code of 1986, as amended (the "CODE"), Treasury regulations, administrative rulings and court decisions, all as in effect as of the date hereof and all of which are subject to differing interpretations and/or change at any time (possibly with retroactive effect). In addition, this summary is not a complete description of all of the tax consequences of the Offer and, in particular, may not address U.S. federal income tax considerations to holders of Shares subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, dealers in securities or currencies, traders that mark to market, holders who hold their Shares as part of a hedge, straddle or conversion transaction, insurance companies, tax-exempt entities and private foundations, holders who obtained their Shares by exercising options or warrants or who obtained their Shares as compensation, holders whose functional currency is not the U.S. dollar, certain expatriates and former long-term residents of the United States and partnerships or other pass-through entities, and investors in partnerships or other pass-through entities, that hold Shares). In addition, this summary does not discuss any consequences to holders of options or warrants to purchase Shares or any aspect of state, local or foreign tax law that may be applicable to any holder of Shares or any U.S. federal estate or gift tax considerations. This summary assumes that holders own Shares as capital assets (i.e., generally, held for investment).

           WE URGE HOLDERS OF SHARES TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM IN CONNECTION WITH THE OFFER IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

           U.S. HOLDERS

           Except as otherwise set forth below, the following discussion is limited to the U.S. federal income tax consequences relevant to a holder of Shares that is a beneficial owner of Shares and that is a U.S. Holder. A "U.S.

HOLDER" is a beneficial owner of Shares that is for U.S. federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any political subdivision thereof, (iii) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source or (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust.

           PAYMENTS WITH RESPECT TO THE SHARES GENERALLY. Subject to the discussion in the paragraphs under "U.S. HOLDERS--Payments with Respect to the Shares in the Event of a Merger of OJSAC into the Company," the exchange of Shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who receives cash for Shares pursuant to the Offer will recognize gain or loss, if any, equal to the difference between the amount of cash received and the U.S. Holder's adjusted tax basis in the Shares. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such U.S. Holder's holding period for the Shares is more than one year at the time of the exchange of the U.S. Holder's Shares for cash. Long-term capital gains recognized by an individual holder generally are subject to tax at a lower rate than short-term capital gains or ordinary income. There also are limitations on the deductibility of capital losses.

           PAYMENTS WITH RESPECT TO THE SHARES IN THE EVENT OF A MERGER OF OJSAC INTO THE COMPANY. It is contemplated that at some time after the completion of the Offer, Amazing Savings will propose a merger or other business combination among Amazing Savings, OJSAC and the Company. In the event that a merger of OJSAC into the Company is consummated and this Offer and such merger are considered to be part of an integrated acquisition, then the exchange of Shares for cash pursuant to the Offer will likely be analyzed for U.S. federal income tax purposes as a combined tender offer by Amazing Savings and redemption by the Company.

           Sale vs. Dividend Treatment. To the extent, in the context of an integrated acquisition, that the exchange of Shares for cash pursuant to the Offer is treated as a sale by the U.S. Holder of Shares to Amazing Savings, the U.S. Holder will realize the tax consequences related to sale treatment described under "U.S. HOLDERS--Payments with Respect to the Shares Generally."

           To the extent, in the context of an integrated acquisition, that the exchange of Shares for cash pursuant to the Offer is treated as a redemption by the Company of Shares held by the U.S. Holder, the cash will be treated as proceeds received on the sale of such Shares only if certain criteria (as described below under "U.S. HOLDERS--Criteria for Sale Treatment") are met, in which case, the U.S. Holder will realize the tax consequences identical to those described under "U.S. HOLDERS--Payments with Respect to the Shares Generally." If the criteria required for treatment as a sale are not met by the U.S. Holder, the cash received will be treated as a dividend taxable as ordinary income to the extent of the Company's earnings and profits, without reduction for the tax basis of the U.S. Holder in the Shares exchanged; no loss will be recognized by the U.S. Holder; and the U.S. Holder's tax basis in the Shares exchanged will be added to the tax basis of the U.S. Holder in the remaining Shares that it owns. A U.S. Holder that is a corporation may be eligible to claim a dividends-received deduction (subject to applicable limitations), and may be subject to the "extraordinary dividend" provisions of the Code. Provided certain conditions are met, individual U.S. holders generally are subject to tax on dividends at the same rate as applicable to long term capital gains.

           Criteria for Sale Treatment. The criteria for sale treatment of the exchange of Shares by a U.S. Holder for cash pursuant to the Offer that is treated as a redemption by the Company of Shares held by the U.S. Holder are that the exchange: (1) is a "complete redemption" of such U.S. Holder's interest in the Company, (2) is a "substantially disproportionate" redemption with respect to such U.S. Holder or (3) is "not essentially equivalent to a dividend" with respect to such U.S. Holder. In determining whether any of these tests has been met, Shares actually owned, as well as Shares considered to be owned by the U.S. Holder by reason of certain constructive ownership rules generally must be taken into account. An exchange of Shares for cash will be a substantially disproportionate redemption with respect to a U.S. Holder if, among other things, the percentage of the then outstanding voting shares of the Company owned by such U.S. Holder immediately after the exchange is less than 80% of the percentage of the voting shares of the Company owned by such U.S. Holder immediately before the exchange. If an exchange of Shares for cash fails to satisfy the "substantially disproportionate" test, the U.S. Holder may nonetheless satisfy the "not essentially equivalent to a dividend" test. An exchange of Shares for cash will be "not essentially equivalent to a dividend" if it results in a "meaningful reduction" of the U.S. Holder's equity interest in the Company. An exchange of Shares for cash that results in a reduction of the proportionate equity interest in the Company of a U.S. Holder whose relative equity interest in the Company is minimal (an interest of less than 1% should satisfy this requirement) and who exercises no control over the Company's corporate affairs should be treated as "not essentially equivalent to a dividend." If any of the three criteria for sale treatment is met, the U.S. Holder will be subject to sale treatment and will realize the tax consequences related to sale treatment described under "U.S. HOLDERS--Payments with Respect to the Shares Generally." If none of the three criteria is met, the U.S. Holder will be subject to dividend treatment and will realize the tax consequences related to dividend treatment described under "U.S. HOLDERS--Sale vs. Dividend Treatment." U.S. Holders should consult their own tax advisors about the application of the rules for determining whether the disposition of their Shares will result in sale treatment in their particular circumstances.

           BACKUP WITHHOLDING TAX AND INFORMATION REPORTING. Payments made with respect to Shares exchanged for cash in the Offer will be subject to information reporting and will be subject to U.S. federal backup withholding tax (at a rate of 28%) unless (i) the U.S. Holder furnishes an accurate tax identification number or otherwise complies with applicable U.S. information reporting or certification requirements (typically, by completing and signing a Substitute Form W-9 included with the Letter of Transmittal to be returned to the Depositary) or (ii) the U.S. Holder is otherwise exempt from backup withholding. Any amounts so withheld may be credited against the U.S. Holder's U.S. federal income tax liability, provided the requisite information is provided timely to the Internal Revenue Service.

       NON-U.S. HOLDERS

           The following is a summary of certain U.S. federal income tax consequences that will apply to you if you are a Non-U.S. Holder of Shares. The term "NON-U.S. HOLDER" means a beneficial owner of a Share that is an individual, corporation, estate or trust other than a U.S. Holder. This disclosure does not address the U.S. federal income tax consequences to Non-U.S. Holders who (i) own, directly or constructively, 5% or more of the value of the Company's Shares within the five-year period preceding their tender of the Shares or (ii) is either an expatriate or a former long-term resident of the United States.

           NON-U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES THAT MAY BE RELEVANT TO THEM.

           PAYMENTS WITH RESPECT TO THE SHARES GENERALLY. Subject to the discussion in the paragraphs under "NON-U.S. HOLDERS--Payments with Respect to the Shares in the Event of a Merger of OJSAC into the Company," payments made to a Non-U.S. Holder with respect to Shares exchanged for cash in the Offer generally will be exempt from U.S. federal income tax, unless:

           (a) the gain on the Shares, if any, is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States and, where a tax treaty applies, is attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed place of business) of such Non-U.S. Holder (in which event you will be subject to U.S. federal income tax as described above under "U.S. HOLDERS," but you should provide an IRS Form W-8ECI instead of a Substitute Form W-9); or

           (b) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year and certain other conditions are met.

           PAYMENTS WITH RESPECT TO THE SHARES IN THE EVENT OF A MERGER OF OJSAC INTO THE COMPANY. It is contemplated that at some time after the completion of the Offer, Amazing Savings will propose a merger or other business combination among Amazing Savings, OJSAC and the Company. In the event that a merger of OJSAC into the Company is consummated and this Offer and such merger are considered to be part of an integrated acquisition, then the exchange of Shares for cash pursuant to the Offer will likely be analyzed for U.S. federal income tax purposes as a combined tender offer by Amazing Savings and redemption by the Company. To the extent, in the context of an integrated acquisition, that the exchange of Shares by a Non-U.S. Holder for cash pursuant to the Offer is treated as a sale of Shares by the Non-U.S. Holder to Amazing Savings, or is treated as a redemption by the Company of Shares held by the Non-U.S. Holder that satisfies the criteria for sale treatment (as described under "U.S.
HOLDERS--Criteria for Sale Treatment"), payments made with respect to such Shares will be generally exempt from U.S. federal income tax, subject to the same exceptions as those listed under "NON-U.S. HOLDERS--Payments with Respect to the Shares Generally," but will be subject to U.S. withholding tax as described below, if treated as a redemption of Shares by the Company.

           Because, in the context of an integrated acquisition, that the determination as to whether payments received by Non-U.S. Holders from the Company in redemption of Shares are subject to dividend treatment, or as payments in exchange for stock, depends upon the application of the criteria set forth above under "U.S. HOLDERS--Criteria for Sale Treatment" to each Non-U.S. Holder, the Company cannot determine in advance the appropriate characterization of the payment for each Non-U.S. Holder. Therefore, under applicable Treasury regulations, the Company must treat the entire payment to each Non-U.S. Holder in redemption of its Shares as a dividend to the extent of the Company's earnings and profits, as determined for U.S. federal income tax purposes, and the Non-U.S. Holder will generally be subject to withholding of U.S. federal income tax at a 30% rate (or lower applicable treaty rate). However, dividends that are effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed place of business) of such Non-U.S. Holder, will not be subject to the withholding tax, but instead will be subject to U.S. federal income tax on a net income basis as described above under "U.S. HOLDERS" at the applicable graduated individual, trust or corporate rates. If a Non-U.S. Holder, which is a foreign corporation, receives dividends that are effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States and, where a tax treaty applies, that are attributable to a U.S. permanent establishment of the Non-U.S. Holder, the Non-U.S. Holder may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate (or lower applicable rate).

           To the extent, in the context of an integrated acquisition, that the exchange of Shares by a Non-U.S. Holder for cash pursuant to the Offer is treated as a redemption by the Company of Shares held by the Non-U.S. Holder that does satisfy the criteria for sale treatment (as described above under "U.S. HOLDERS--Criteria for Sale Treatment"), such Non-U.S. Holder may apply for a refund of any U.S. withholding tax by filing an appropriate claim for refund with the Internal Revenue Service, subject to the exceptions to exemption from U.S. federal income tax set forth above under "NON-U.S.
Holders--Payments with Respect to the Shares Generally."

           BACKUP WITHHOLDING TAX AND INFORMATION REPORTING. In general, if you are a Non-U.S. Holder, you will not be subject to backup withholding with respect to a payment made with respect to Shares exchanged for cash in the Offer if you have provided the Depositary with an IRS Form W-8BEN (or IRS Form W-8ECI if your gain is effectively connected with the conduct of a U.S. trade or business) or other applicable IRS Form W-8. Certain payments may be subject to information reporting and this information may be provided to foreign tax authorities pursuant to an applicable tax treaty or exchange of information agreements.

6.     PRICE RANGE OF SHARES; DIVIDENDS

       According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, the Shares are traded on the Nasdaq National Market under the symbol "ODDJ". The following table sets forth, for the calendar quarters indicated, the high and low sales prices per Share on the Nasdaq National Market as reported in the Company's Form 10-K with respect to periods occurring in 2001 and 2002, and as reported during 2003 by published financial sources:

                                                High                   Low
                                                ----                   ---
2001
First Quarter                                $     2.94            $     2.25
Second Quarter                               $     3.88            $     2.50
Third Quarter                                $     3.70            $     1.50
Fourth Quarter                               $     3.40            $     1.97

2002
First Quarter                                $     6.20            $     3.00
Second Quarter                               $     5.74            $     2.85
Third Quarter                                $     3.02            $     1.91
Fourth Quarter                               $     2.43(1)         $     1.58(1)

2003
First Quarter                                $     3.05            $     1.65
Second Quarter (through June 9, 2003)        $     3.50            $     2.20

--------------------------------
(1) The fourth quarter of fiscal year 2002 is an approximate two-month period.

       On June 2, 2003, the last full trading day prior to the public announcement of the terms of the Offer, the reported closing sales price per Share on the Nasdaq National Market was $2.33 per Share. On June 9, 2003, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on the Nasdaq National Market was $2.80 per Share. The Company has never paid any dividends on the Shares. Under the terms of the Tender Agreement, the Company is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Amazing Savings. See
Section 14. Shareholders are urged to obtain a current market quotation for the Shares.

7. POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ LISTING; EXCHANGE ACT REGISTRATION AND MARGIN REGULATIONS

       POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. Amazing Savings cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

       The Tender Agreement provides that, as one of the conditions to the purchase of Shares pursuant to the Offer, persons designated by Amazing Savings will constitute a majority of the members of the Company Board. As a result of its ownership of such Shares and majority representation on the Company Board, Amazing Savings will be able to influence, and will likely be able to control, decisions of the Company Board. This concentration of influence in one shareholder may adversely affect the market value of the Shares.

       If Amazing Savings controls more than 66 2/3% (or, in the event that Amazing Savings reduces the Minimum Tender Condition, a majority) of the outstanding Shares following the consummation of the Offer, shareholders of the Company, other than those affiliated with Amazing Savings, will lack sufficient voting power to elect directors or to cause other actions to be taken which require majority approval.

       NASDAQ LISTING. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the Nasdaq National Market. According to the published guidelines of the Nasdaq Stock Market, Inc. ("NASDAQ"), Nasdaq would consider delisting Shares from Nasdaq altogether if, among other possible grounds, (a) the number of publicly held Shares falls below 500,000, (b) the total number of beneficial holders of round lots of Shares falls below 300, (c) the market value of publicly held Shares over a 30 consecutive business day period is less than $1 million, (d) there are fewer than two active and registered market makers in the Shares over a 10 consecutive business day period, (e) the bid price for the Shares over a 30 consecutive business day period is less than $1 or (f) (i) the Company has shareholders' equity of less than $2.5 million, (ii) the market value of the Company's listed securities is less than $35 million over a 10 consecutive business day period and (iii) the Company's net income from continuing operations is less than $500,000 for the most recently completed fiscal year and two of the last three most recently completed fiscal years. Shares held by officers or directors of the Company, or by any beneficial owner of more than 10% of the Shares, will not be considered as being publicly held for this purpose. According to the Company, as of June 9, 2003, there were 9,060,695 Shares outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of Nasdaq for continued listing and such Shares are either no longer eligible for the Nasdaq National Market or are delisted from Nasdaq altogether, the market for Shares will be adversely affected.

       If Nasdaq were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations for the Shares would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors.

       EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by the Company upon application to the Commission if the outstanding Shares are not listed on a "national securities exchange" and if there are fewer than 300 holders of record of Shares.

       Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with shareholders' meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to shareholders, no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 with respect to "going private" transactions would no longer be applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for continued inclusion on the Federal Reserve Board's list of "margin securities" or eligible for stock exchange listing or reporting on Nasdaq.

       MARGIN REGULATIONS. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding market quotations, the Shares might no longer constitute "margin securities" for the purposes of the margin regulations, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

8.     CERTAIN INFORMATION CONCERNING THE COMPANY

       GENERAL. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase has been furnished by the Company or taken from or based upon publicly available documents and records on file with the Commission and other public sources. None of Amazing Savings or any of its affiliates or assigns, the Information Agent nor the Depositary assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to

Amazing Savings or any of its affiliates or assigns, the Information Agent or the Depositary.

       The following description of the Company and its business has been taken from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and is qualified in its entirety by reference thereto.

       Odd Job Stores, Inc. is an Ohio corporation with its principal executive offices located at 200 Helen Street, South Plainfield, NJ 07080. The Company's telephone number is (908) 222-1000.

       The Company is a major regional closeout retail business.

       AVAILABLE INFORMATION. The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference room at the Commission's office at 450 Fifth Street, NW, Room 1024, Judiciary Plaza, Washington, DC 20549. Copies may be obtained by mail, upon payment of the Commission's customary charges, by writing to its principal office at 450 Fifth Street, NW, Room 1024, Judiciary Plaza, Washington, DC 20549. Further information on the operation of the Commission's Public Reference Room in Washington, DC can be obtained by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers, such as the Company, who file electronically with the Commission. The address of that site is http://www.sec.gov.

       FINANCIAL INFORMATION. In connection with the negotiation of the Tender Agreement, the Company delivered to Amazing Savings, in addition to its historical financial statements, certain financial information regarding its operations and markets. This information included financial projections, furnished to Amazing Savings by the Company on May 28, 2003 of approximately $228.5 million of revenue, $84.3 million of gross profit, and ($16.9 million) of operating income for the fiscal year ending December 31, 2003. These projections superceded financial projections furnished to Amazing Savings by the Company on March 19, 2003, which had projected $264.3 million of revenue, $100.4 million of gross profit and ($0.4 million) of operating income for the fiscal year ending December 31, 2003. These were the only financial projections the Company provided to Amazing Savings during their discussions. This forecast should be read together with the historical financial statements of the Company, which may be obtained in the manner described above under "AVAILABLE INFORMATION."

       The inclusion of this forecast in this Offer to Purchase should not be regarded as a representation by Amazing Savings or the Company or any other person that the forecasted results will be achieved or that Amazing Savings has relied on this forecast.

       To the knowledge of Amazing Savings, the Company does not, as a matter of course, make public forecasts regarding its future operating performance, and Amazing Savings has been advised by the Company that the forecast it received from the Company was not prepared with a view toward public disclosure. The Company prepared the forecast described above based on the limited information available to the Company's management at the time that such forecast was prepared, for the sole purpose of providing Amazing Savings with the Company's view, as of that date, of its potential future operating performance in 2003. The forecast described above does not (i) reflect recent developments that have occurred since the Company prepared it or (ii) give effect to the Offer, the potential combined operations of the Company, Amazing Savings and its affiliates or changes that Amazing Savings may make to the Company's operations or strategy after the completion of the Offer. The forecast is not being included in this Offer to Purchase to influence your decision whether to tender your Shares in the Offer, but solely because this forecast was made available by the Company to Amazing Savings, and the inclusion of the forecast in this Offer to Purchase is not intended to indicate that Amazing Savings or the Company relied on it when determining whether to proceed with the Offer or that they should be considered material to any shareholder's decision about whether to tender Shares in the Offer.

       The forecast described above constitutes a forward-looking statement within the meaning of the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties, including, without limitation, those described in the Company's Annual Report on Form 10-K, that could cause actual results to differ materially from results reflected in the forecast. At the time of receipt, Amazing Savings was advised by the Company that the forecast described above was subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The forecast was based on numerous variables and assumptions made by the Company's management that are inherently uncertain and may be beyond the control of the Company's management. In particular, the forecast may be affected by the Company's ability to achieve strategic goals, objectives and targets during the applicable period. These assumptions necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company's control. The forecast also reflects assumptions as to certain business decisions that are subject to change. Accordingly, actual results are likely to vary significantly from those set forth in the forecast.

       In addition, the forecast was not prepared with a view toward compliance with published guidelines of the Commission, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles. None of the Company, the Company Board, the Company's advisors, agents, representatives, or independent consultants and neither Amazing Savings, nor any of its respective Boards of Directors, advisors, agents, representatives or independent consultants can give you any assurance that actual results will not materially differ from the forecast, nor do they assume any obligation to update or revise the forecast. Neither Amazing Savings nor the Company intends to make publicly available any update or other revisions to the forecast to reflect circumstances existing after the date of preparation of the forecast or the occurrence of unanticipated events, even if experience or future changes in assumed conditions make it clear that the forecast is inaccurate.

       Inclusion of this financial information in this Offer to Purchase should not be regarded as representation by Amazing Savings or the Company that they are in any way financial projections of the Company on a stand-alone basis or pursuant to the proposed business combination with Amazing Savings. Indeed, in the view of the Company, these numbers should not be viewed as relevant to how the Company will perform in the future either on a stand-alone basis or in combination with Amazing Savings, and should not be relied upon in any manner in connection with the Offer.

       The projection information included in this Offer to Purchase has been prepared by, and is in the responsibility of, the Company's management. The Company's independent accountants have neither examined nor compiled the projection and market opportunity information set forth above and, accordingly, the Company's independent accountants do not express an opinion or any other form of assurance with respect thereto.

9.     CERTAIN INFORMATION CONCERNING AMAZING SAVINGS

       AMAZING SAVINGS. Amazing Savings is a Delaware limited liability company, which directly or indirectly owns and operates an upscale close-out retail business. Amazing Savings commenced operations in 1988. Amazing Savings' slogan is "quality close-outs at amazing prices." Amazing Savings operates fourteen
(14) stores in New York, New Jersey and Maryland. Amazing Savings' product mix consists primarily of giftware, housewares, toys, stationary, party supplies, health and beauty aids, home decor, collectibles, soft goods, candy and snacks. Amazing Savings is controlled by two voting members: Amazing Savings/J.B.S. Liquidators, Inc. ("AMAZING INC.") and Ascend Retail Partners LLC ("ASCEND"). The prior approval of both voting members is required for certain material actions of Amazing Savings. Amazing Inc., a New York corporation, originally owned and operated the business now conducted by Amazing Savings. Following a series of transactions in 2002 in which Amazing Inc. transferred its business to

Amazing Savings, Amazing Inc. currently owns approximately 64% of the membership interests of Amazing Savings. Ascend, a Delaware limited liability company, was formed solely for purposes of investing in Amazing Savings. Following the provision of financing by Ascend Retail Investment LLC, a Delaware limited liability company ("ARI") to Amazing Savings in connection with the transactions contemplated hereby, ARI will become the sole managing member of Amazing Savings, may acquire up to a 56.2% membership interest in Amazing Savings and the interests of Amazing Savings' other members will be reduced proportionately.

       The principal executive offices of Amazing Savings and Amazing Inc. are located at 20 Industry Drive, Post Office Box 25, Mountainville, NY 10953 and Amazing Savings' and Amazing Inc.'s telephone number is (845) 534-1000. The principal executive offices of Ascend and ARI are located at 411 Hackensack Avenue, 7th Floor, Hackensack, NJ 07601 and Ascend's and ARI's telephone number is (201) 498-0200.

       Amazing Savings purchases goods from MZ Wholesale Acquisition Inc., an affiliate of the Company to which the Company sold its wholesale division in February 2002. During 2001 and 2002, Amazing Savings purchased goods from the wholesale division of the Company in the aggregate amounts of $1,189,222 and $89,917, respectively. Subsequent to the Company's sale of its wholesale division to MZ Wholesale Acquisition, LLC, Amazing Savings and its affiliates purchased $894,455 of goods from MZ Wholesale Acquisition, LLC during 2002. Reuven Dessler, the Chief Executive Officer of MZ Wholesale Acquisition, LLC, is a director of the Company and beneficially owns 17.2% of the outstanding Shares.

       ADDITIONAL INFORMATION. The name, business address, citizenship, present principal occupation and employment history for the past five years of the members of the Board of Directors of Amazing Inc., the managing members of Ascend and ARI and the Executive Officers of Amazing Savings and Amazing Inc. are set forth in Schedule A to this Offer to Purchase.

       None of Amazing Savings or, to the best knowledge of Amazing Savings, Amazing Inc., Ascend or any of the persons listed in Schedule A to this Offer to Purchase, has during the last five years (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws or a finding of any violation of U.S. federal or state securities laws.

       Except as set forth elsewhere in this Offer to Purchase or Schedule A to this Offer to Purchase: (a) neither Amazing Savings nor, to Amazing Savings' knowledge, Amazing Inc., Ascend or any of the persons listed in Schedule A or any associate or majority owned subsidiary of Amazing Savings or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (b) neither Amazing Savings nor, to Amazing Savings' knowledge, any of the individuals or entities referred to in clause (a) above or any of their executive officers, directors, affiliates or subsidiaries has effected any transaction in Shares or any other equity securities of the Company during the past 60 days; (c) in the past two years, there have been no transactions or series of similar transactions in excess of $60,000 between Amazing Savings or any of its subsidiaries or, to Amazing Savings' knowledge, Amazing Inc., Ascend or any of the persons listed in Schedule A, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand; and (d) in the past two years, there have been no transactions between Amazing Savings or any of its subsidiaries or, to Amazing Savings' knowledge, Amazing Inc., Ascend or any of the persons listed in Schedule A, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, in excess of one percent (1%), in the aggregate, of the Company's consolidated revenues for the fiscal year when the transaction occurred or the past portion of the current fiscal year

       Amazing Savings believes that the financial condition of Amazing Savings and its affiliates is not material to a decision by a holder of Shares whether to tender such Shares in the Offer because the Offer is being made solely for cash, the provision of financing by Amazing Savings to fund the purchase of shares pursuant to the Offer is supported by an irrevocable letter of credit in favor of Amazing Savings and the Offer is not subject to any financing condition. See Section 12--"SOURCE AND AMOUNT OF FUNDS."

10.    BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY

       Amazing Savings and the Company engage in similar businesses, including the operation of retail closeout stores. In early December 2002, Mr. Robert Horne, a director of the Company, raised the possibility with Mr. Jeffrey R. Parker, a director of the managing member of Amazing Savings, of a combination of the businesses of the Company and Amazing Savings. On December 10, 2002, representatives of Amazing Savings met with representatives of the Company to discuss general matters about the business operations of the Company. A confidentiality agreement was executed by the two companies on January 6, 2003 to facilitate the exchange of certain non-public information. On January 6 and 16, 2003, meetings took place among representatives of Amazing Savings and representatives of the Company at which the representatives of Amazing Savings expressed an interest in acquiring substantially all of the Shares, provided that the structure of any acquisition would keep some Shares in the hands of the public to permit the Company to conduct its business at times and on days of the week when the Company would otherwise not be permitted to conduct business based on the religious beliefs of Amazing Savings' principals.

       Between January 21, 2003 and March 7, 2003, representatives of Amazing Savings, at times working with Peter J. Solomon Company, L.P. ("PJSC"), its financial advisor, and Weil, Gotshal & Manges LLP, its legal counsel, met with representatives of the Company, working with Kahn Kleinman, the Company's legal counsel, to discuss the terms of Amazing Savings' proposal and perform due diligence.

      On March 4, 2003, it was indicated that, subject to the completion of its due diligence to its satisfaction, Amazing Savings was interested in acquiring substantially all of the shares of the Company for $3.50 per share. Messrs. Horne and Sherwood indicated that as shareholders their view was that the offer was inadequate but that they would communicate the offer to the Board. In addition, in a separate discussion that week, Mr. Dessler, a member of the Company's Board of Directors and Chief Executive Officer of MZ Wholesale, indicated that in his capacity as a shareholder he would not be interested in a price of less than $4.00 per share. The value and timing of the Company's federal income tax refund due in March, 2003 was discussed.

      During the remainder of that week Amazing Savings and its representatives continued to evaluate the financial condition of the Company and Mr. Horne called a representative of PJSC. Mr. Horne indicated that, subject to the other terms, an offer by Amazing Savings to acquire up to 95% of the shares of the Company at $3.75 per share might be acceptable to the Company's Board. During this discussion, it was noted that the written commitment of the Principal Shareholders to follow the Board's recommendation was an essential condition to any offer by Amazing Savings.

      On March 10, 2003, Amazing Savings provided a draft term sheet for a transaction to Mr. Horne. Discussions ensued with respect to possible transaction structures; in particular, the fact that any acquisition offer would be subject to shareholder approval under the provisions of the Ohio Control Share Acquisition Act. The parties agreed that speed, confidentiality and certainty were extremely important to minimize uncertainty among the Company's employees, customers and suppliers.

       On March 12, 2003, following a Board Meeting, representatives of the Company advised a representative of PJSC that the Company Board had authorized a special committee to hold further discussions with Amazing Savings. Throughout the remainder of March the parties continued to negotiate the terms of a potential offer from revised term sheets, including the terms of the Principal Shareholders Agreement. During these negotiations, the Principal Shareholders indicated their willingness to enter into the Principal Shareholders Agreement requiring that they tender their shares and vote in favor of a transaction with Amazing Savings, so long as any such transaction is recommended by the Company Board.

       On April 1, 2003, an initial draft of the Tender Agreement was provided to the Company and an initial draft of the Principal Shareholders Agreement was provided to the Principal Shareholders. From April 1, 2003 until June 3, 2003, representatives of Amazing Savings and representatives of the Company continued to perform due diligence and negotiate the terms of a Tender Agreement and representatives of Amazing Savings and the Principal Shareholders negotiated the terms of the Principal Shareholders Agreement.

       During the month of April, the parties continued to negotiate the terms of the Tender Agreement. The Company, through its representatives, continued to negotiate terms that would seek to assure closure of the contemplated transactions. Among other things, they negotiated for an outside walkaway date that was 130 days from the signing of the Tender Agreement and an irrevocable letter of credit in favor of Amazing Savings to assure that Amazing Savings had sufficient funds to pay for all shares validly tendered and not withdrawn in the Offer.

       On April 29, based on Amazing Savings' due diligence analysis of the various operating costs and financial and operating risks relating to the Company's ongoing operations, the purchase price upon which the ongoing discussions were based was lowered to $3.70 per share and the maximum percentage of shares that would be purchased by Amazing Savings was increased to 96% of the Shares.

      Between April 30, 2003, and May 13, 2003, Amazing Savings continued to perform due diligence. Amazing Savings believed that it was important to have the Company's credit facility in place following the closing and, with the consent of the Company, negotiated the post-closing terms so that, among other things, the transaction would not trigger a change in control termination in this facility. Subsequently, on May 13, 2003, representatives of the Company indicated to representatives of Amazing Savings that, post-closing, the Company would violate certain financial covenant ratios of the credit facility that Amazing Savings had negotiated for the Company to take effect upon closing of the Offer. Amazing Savings had negotiated these financial covenant ratios based on certain assumptions about the Company's performance post-closing.

      Between May 13 and 19, 2003, representatives of the Company and Amazing Savings discussed projected operational performance of the Company post-closing. Based on these discussions, Amazing Savings requested a reduction in the purchase price to $3.40 per share. In addition, the parties discussed, but did not agree upon, additional pre-closing operational covenants with respect to the Company's business.

      Amazing Savings indicated that it was concerned by what it perceived to be a continuing deterioration of the business and operations of the Company and informed management of the Company that it would not be willing to proceed with any acquisition of the Shares unless it would be able to quickly consummate a transaction to acquire control of the Company. The parties discussed a revised structure in which Amazing Savings would immediately acquire the Principal Shareholders' Common Shares in a private purchase, to be followed by a tender offer for the outstanding Common Shares to acquire up to 96% of all Common Shares outstanding. However, it was determined that an immediate purchase of voting control of the Company by Amazing Savings was not possible in view of the need to either obtain a shareholder vote to approve such purchase under the Ohio Control Share Acquisition Act or to opt out of such statutes through a shareholder consent procedure.

      Between May 20 and 23, 2003, the parties determined that a transaction could be completed most expeditiously by having at least two-thirds of the Company's shareholders, including the Principal Shareholders, act by written consent to opt out of the Ohio Control Share Acquisition Act and by providing an information statement to shareholders in connection therewith concurrently with Amazing Savings' commencement of a tender offer. However, because of Amazing Savings concern that the Company's business and operations would continue to deteriorate following the signing of the Tender Agreement and before the shareholder consent was effective and the tender offer completed, representatives of Amazing Savings proposed a further reduction in the purchase price to $2.40 per share.

      From May 23 to May 27, 2003, Mr. Horne continued to negotiate the terms of the offer with a representative from PJSC and they reached a tentative agreement, subject to final documentation and authorization by both the Company and Amazing Savings, and the written consent of the shareholders of the Company that collectively hold a sufficient percentage of the Shares to opt out of the Ohio Control Share Acquisition Statute. These terms were as follows: that Amazing Savings would commence the Tender Offer at $3.00 per share, and that if the Tender Offer were not closed within 25 business days after commencement, Amazing Savings would extend the Tender Offer for incremental periods until August 31, 2003, in which case Amazing Savings would have the right to reduce the offer price to $2.90 per share. On May 26, 2003, the representative of PJSC told Mr. Horne that Amazing Savings had accepted the Company's proposal, subject to negotiation of the final documentation.

      Between May 27, 2003, and June 3, 2003, the written consent of the Company's shareholders to opt out of the Ohio Control Share Acquisition Statute was obtained, Amazing Savings finalized the documentation by which it would obtain the financing to complete the tender offer, the Company and Amazing Savings finalized the Tender Agreement and the Principal Shareholders and Amazing Savings finalized the Principal Shareholders Agreement.

      On June 3, 2003, the Company and Amazing Savings executed the Tender Agreement and issued a joint press release announcing the transaction. Also on June 3, 2003, Amazing Savings and the Principal Shareholders executed the Principal Shareholders Agreement.

11. PURPOSE OF THE OFFER AND PLANS FOR THE COMPANY; THE TENDER AGREEMENT AND RELATED AGREEMENTS

PURPOSE OF THE OFFER AND PLANS FOR THE COMPANY

       The purpose of the Offer is for Amazing Savings to acquire control of, and a significant equity interest in, the Company. Shareholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company or any right to participate in its earnings and future growth or, in the event of any proration, will reduce such equity interests and participation. Similarly, after selling their Shares in the Offer, shareholders of the Company will not bear the risk of any decrease in the value of the Company or, in the event of any proration, such risk will be reduced. See SECTION 2--"ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES."

       In connection with the Offer, Amazing Savings has reviewed, and will continue to review, various possible business strategies that they might consider in the event that Amazing Savings acquires control of the Company, whether pursuant to the Offer or otherwise. If, as and to the extent that Amazing Savings acquires control of the Company, Amazing Savings intends to conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and to consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such changes could include, among other things, changes in the Company's business, corporate structure, number of employees, certificate of incorporation, bylaws, capitalization, management or dividend policy.

       In accordance with the Tender Agreement, prior to the Purchase Date, Amazing Savings will designate persons to be elected to the board of the Company. Amazing Savings intends to designate the following seven individuals as directors: Moshael Straus, Jeffrey Parker, Samuel Friedland, Phil Rosenblatt, Leslie Mendelsohn, Gary Torgow and Warren Struhl. Messrs. Torgow and Struhl will be considered independent directors. See Schedule A to this Offer to Purchase for the name, business address, citizenship, present principal occupation and employment history for the past five years of the prospective directors of the Company. In addition, Amazing Savings anticipates that its director nominees will, if and when they become directors of the Company, elect Sam Friedland as Chief Executive Officer of the Company and will immediately consider other changes in the Company's executive management.

       If, as and to the extent that Amazing Savings acquires control of the Company, Amazing Savings intends to keep some Shares in the hands of the public to permit Amazing Savings to conduct the business of the Company at times and on days of the week when the Company would otherwise not be permitted to conduct business based on the religious beliefs of Amazing Savings' principals.

       Amazing Savings or other affiliates of Amazing Savings may, following the expiration or termination of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender or exchange offer or otherwise, upon such terms and at such prices as any of them shall determine, which may be more or less than the Offer Price. Amazing Savings and its affiliates also reserve the right to dispose of any or all Shares acquired by them.

       It is contemplated that, at some time after the completion of the Offer, Amazing Savings will propose a merger or other business combination among Amazing Savings, OJSAC and the Company. Any such transaction effected prior to the third anniversary of the Purchase Date would be subject to (a) approval by a special committee of Independent Directors (as defined herein) and (b) receipt of a favorable opinion of an investment banking firm retained by the special committee as to the fairness of such transaction from a financial point of view to the shareholders of the Company. If the Minimum Tender Condition is satisfied, Amazing Savings would have sufficient voting power to approve any such transaction without the affirmative vote of any other shareholder of the Company.

       Except as set forth elsewhere in this Offer to Purchase, none of Amazing Savings, Amazing Inc., Ascend or any of the persons listed in Schedule A to this Offer to Purchase have any current plans or proposals that would result in: (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries; (b) a purchase, sale, or transfer of a material amount of the assets of the Company or any of its subsidiaries; (c) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (d) any change in the present Company Board or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Company Board or to change any material term of the employment contract of any executive officer; (e) any other material change in the Company's corporate structure or business; (f) a class of equity securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association; or (g) a class of equity securities of the Company becoming eligible for termination of registration pursuant to
Section 12(g)(4) of the Exchange Act.

THE TENDER AGREEMENT

       The following is a summary of certain provisions of the Tender Agreement. This summary is qualified in its entirety by reference to the Tender Agreement, which is incorporated herein by reference and a copy of which Amazing Savings has filed with the Commission as an exhibit to the Tender Offer Statement on Schedule TO which Amazing Savings filed with the Commission (the "SCHEDULE TO"). The Tender Agreement may be examined and copies may be obtained in the manner set forth in Section 8 under "AVAILABLE INFORMATION."

       The Offer. The Tender Agreement provides that Amazing Savings will commence the Offer and that, upon the terms and subject to prior satisfaction or waiver of the conditions set forth in the Offer as described in Section 13 (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Amazing Savings will accept for payment, and pay for, up to 8,698,267 Shares, which constitute approximately 96% of the Shares currently outstanding, validly tendered and not properly withdrawn pursuant to the Offer on or prior to the Expiration Date. If more than 8,698,267 Shares are validly tendered and not properly withdrawn, Amazing Savings will accept for purchase, promptly after the Expiration Date, an amount of the tendered Shares equal to 8,698,267 Shares, on a pro rata basis from each shareholder who has validly tendered Shares pursuant to the Offer.

       Amazing Savings may, without the consent of the Company, extend the Offer for one or more periods of not more than five business days per extension if, at the Expiration Date, all of the conditions to the Offer have not been satisfied or waived. Amazing Savings has agreed with the Company that it will extend the Offer for a period of for at least five calendar day incremental periods if, as of the initial Expiration Date, all conditions other than the Opt Out Condition and the Board Representation Condition have been satisfied and the Company is complying with its agreement to cause the Information Statement to be mailed to the Company's shareholders described under "INFORMATION STATEMENT." Amazing Savings may also, without the consent of the Company, extend the Offer for any period required by any regulation or requirement of the Commission applicable to the Offer.

       Information Statement. The Company has agreed in the Tender Agreement that it will, in consultation with Amazing Savings, prepare and file with the Commission a preliminary information statement relating to the Opt Out and cause a definitive information statement (together with all amendments, supplements and exhibits thereto, the "INFORMATION STATEMENT") to be mailed to the Company's shareholders at the earliest practicable date.

       Directors. The Company has agreed in the Tender Agreement to ask all directors of the Company immediately prior to the Purchase Date (the "CURRENT DIRECTORS") to resign on the Purchase Date after electing successors designated by Amazing Savings; provided, however, that, if the successors designated by Purchaser include less than two persons who are not officers, employees or affiliates of the Company, Amazing Savings or their respective executive officers or principal shareholders or of any of their respective subsidiaries (each such person, an "INDEPENDENT DIRECTOR"), the Company will request that one or two Current Directors, as applicable, to remain on the Company Board until such time as the Company Board contains at least two Independent Directors who are not Current Directors. The Tender Agreement provides that the failure of any Current Director to remain on the Company Board will not constitute a default of the foregoing obligation of the Company.

       From and after the Purchase Date until the first anniversary of the Purchase Date, Amazing Savings has agreed to use its reasonable best efforts to ensure that at least two of the members of the Company Board are Independent Directors. Amazing Savings has further agreed that, from and after the first anniversary of the Purchase Date until the third anniversary of the Purchase Date, it will use its reasonable best efforts to ensure that at least one member of the Company Board is an Independent Director.

       Conversion of Stock Options. On the Purchase Date, the Company will take all actions necessary to ensure that, as of that date, each option outstanding immediately prior to the Purchase Date that represents the right to acquire Shares (a "COMPANY STOCK OPTION"), whether or not vested or exercisable, will be extinguished and converted into a cash amount equal to the product of (x) the excess, if any, of the Offer Price minus the exercise price of each such Company Stock Option multiplied by (y) the aggregate number of Shares issuable upon the exercise in full of such Company Stock Option at the Purchase Date.

       Representations and Warranties. In the Tender Agreement, the Company has made customary representations and warranties to Amazing Savings with respect to, among other matters, its organization and qualification, capitalization, authority (including the due execution and delivery of the Shareholder Consent by the holders of at least two-thirds of the Shares outstanding), consents and approvals, no violations, public filings, financial statements, no undisclosed liabilities, absence of certain changes and events, legal proceedings, compliance with laws, information to be included in this Offer to Purchase, the related Letter of Transmittal and any other ancillary documents related to the Offer (collectively, the "OFFER DOCUMENTS") and in the Schedule 14D-9 and the Information Statement, certain contracts, tax matters, employee benefits and labor matters, environmental, health and safety matters, real property, intellectual property, opinion of financial advisor and finders and brokers. Amazing Savings has made customary representations and warranties to the Company with respect to, among other matters, its organization and qualification, authority, consents and approvals, no violations, information to be included in the Offer Documents, the Schedule 14D-9 and the Information Statement, availability of funds, corporate operations, financial statements and finders and brokers.

       As defined in the Tender Agreement and for purposes of the Offer, "COMPANY MATERIAL ADVERSE EFFECT" means a state of facts, effect, event, change or occurrence which has or would reasonably be expected to have a material adverse effect on the business, operations, financial condition, assets or liabilities of the Company and its subsidiaries taken as a whole, it being understood that such events may include the commencement of any action, proceeding or litigation that would or that is reasonably likely to result in

(A) liability to the Company that would have a material adverse effect on its business, operations or financial condition or (B) the imposition of material limitations on the ability of Amazing Savings or any of its affiliates effectively to exercise full rights of ownership of the Shares or their ownership or operation of all or any material portion of the businesses and assets of the Company and its subsidiaries taken as a whole; provided, however, that a "COMPANY MATERIAL ADVERSE EFFECT" does not include any change, effect, event or occurrence (i) relating to the economy or capital or securities markets of the United States or any other region in general, including changes in the general retail environment, (ii) resulting from entering into the Tender Agreement or the consummation of the transactions contemplated by the Tender Agreement or the announcement thereof, (iii) relating to geopolitical events (including war or acts of terrorism, other than such acts that actually damage or destroy property of or premises leased by the Company) or (iv) relating to its business, financial condition or results of operations that has been disclosed in writing by the Company to Amazing Savings with specific reference to the definition of "Company Material Adverse Effect" prior to the date of the Tender Agreement (including but not limited to, sales and earnings results through the period ending April 21, 2003 and earnings results through the period ending March 31, 2003).

       Covenants. The Tender Agreement obligates the Company and its subsidiaries, from the date of the Tender Agreement to the Purchase Date (or the earlier termination of the Tender Agreement), to, among other things, conduct their operations only in the ordinary course of business consistent with past practice. The Tender Agreement also contains specific restrictive covenants as to certain activities of the Company before the Purchase Date, which provide that the Company will not (and will not permit any of its subsidiaries to) take certain actions without the prior written consent of Amazing Savings, including, among other things and subject to certain exceptions: issuing, selling or delivering any securities; splitting or reclassifying capital stock, declaring dividends or distributions or redeeming, repurchasing or otherwise acquiring any of its securities; incurring debt, assuming obligations of any other person, pledging shares or mortgaging properties; making material acquisitions or dispositions of assets; making new capital expenditures; making any investments in, loan or advance to, any person other than a wholly owned subsidiary of the Company in the ordinary course; entering into or amending material contracts; increasing compensation of any directors, officers or employees, or entering into, amending or terminating any stock option or employee benefit plan, labor agreement or employment agreement; making a tax election or settling tax liabilities; changing accounting practices; amending its charter or bylaws; adopting a plan or agreement of liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization; paying or discharging claims or liabilities; settling any material litigation or proceeding; or agreeing to take any of the foregoing actions. The Tender Agreement also contains a covenant requiring the Company to consult with Amazing Savings before making certain inventory purchases.

       No Solicitation. In the Tender Agreement, the Company has agreed not to solicit, initiate or knowingly encourage, or furnish non-public information in furtherance of, any inquiries or the making of any Takeover Proposal (as defined below), or participate in discussions with any third party with respect to any Takeover Proposal. The Company also agreed not to permit any of its subsidiaries or its or their respective officers, directors or employees to do any of the above-mentioned actions, and the Company has agreed that it will not authorize any advisor or representative of the Company or any of its subsidiaries to do any of the above-mentioned actions. The Company has also agreed to cease all activities, discussions or negotiations with respect to any possible Takeover Proposal that existed at the time the Tender Agreement was signed.

       However, if the Company receives an unsolicited, bona fide written Takeover Proposal made in circumstances not involving a breach of the Tender Agreement, then the Company may, after providing Amazing Savings written notice, furnish information with respect to the Company to the person making such Takeover Proposal, pursuant to a customary confidentiality agreement with the Company no less favorable to the Company than the confidentiality agreement in place between Amazing Savings and the Company, and participate in discussions and negotiations with the persons that made such proposal, but only if and to the extent that, in the opinion of the Company Board, such Takeover Proposal is likely to lead to a Superior Proposal (as defined below).

       As defined in the Tender Agreement and for purposes of the Offer, "TAKEOVER PROPOSAL" means any inquiry, proposal or offer from any person (other than Amazing Savings and its subsidiaries) relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its subsidiaries (including securities of those subsidiaries, but excluding sales of inventory in the ordinary course of business) equal to 20% or more of the Company's consolidated assets or to which 20% or more of the Company's revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 20% or more of any class of equity securities of the Company, (C) tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or involving any subsidiary (or subsidiaries) or any assets of the Company and its subsidiaries equal to 20% or more of the Company's consolidated assets or to which 20% or more of the Company's revenues or earnings on a consolidated basis are attributable, in each case, other than the transactions contemplated by the Tender Agreement.

       As defined in the Tender Agreement and for purposes of the Offer, "SUPERIOR PROPOSAL" means a bona fide written proposal obtained not in breach of the Tender Agreement to acquire, directly or indirectly, for consideration consisting of cash and/or securities, 96% or more of the outstanding equity securities of the Company or all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis, made by a third party, which is not subject to a financing contingency and which is otherwise on terms and conditions which the Company Board determines in its good faith to be more favorable to the Company's constituencies that may be considered by the Company Board under Section 1701.59(E) of the OGCL than the Offer, and the other transactions contemplated by the Tender Agreement.

       The Company also has agreed to notify Amazing Savings promptly, orally and in writing, but in no event later than two business days after receipt, of any proposal, offer, inquiry or other contact, or any request for information, or any discussions or negotiations are initiated or continued with, the Company in respect of any Takeover Proposal. If the Company has received a proposal or offer (but not an inquiry or other contact) with respect to a Takeover Proposal (whether or not binding), the Company has further agreed to provide in its notice the terms and conditions of the proposal or offer, the identity of the person making such proposal or offer and copies of any written materials received from or on behalf of such person relating to such proposal or offer, and thereafter to inform Amazing Savings on a reasonably current basis and in reasonable detail of all material developments affecting the status and terms of such proposal or offer (and provide to Amazing Savings with copies of any additional written materials received that relate to such proposal or offer).

       The Tender Agreement provides the Company Board nor any committee thereof will not withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Amazing Savings, the approval or recommendation of the Offer, approve or recommend, or propose publicly to approve or recommend any Takeover Proposal or cause or authorize the Company or any of its subsidiaries to enter into any agreement relating to any Takeover Proposal (other than a confidentiality agreement in accordance with the restrictions described above). However, the Company Board may withdraw or modify its recommendation of the Offer, or recommend a Takeover Proposal if (a) the Company Board receives an unsolicited, bona fide written Takeover Proposal made in circumstances not involving a breach of the Tender Agreement that the Company Board determines in good faith constitutes a Superior Proposal, and (b) the Company responds to such Superior Proposal by entering into an agreement with respect to such Superior Proposal; provided, that the Company has terminated the Tender Agreement in the manner described in subparagraph (e) under "TERMINATION" and prior thereto paid the Termination Fee (as defined herein); and provided, further, that before taking such action, (i) the Company provides Amazing Savings with at least two business days prior written notice advising Amazing Savings that it intends to take such action, (ii) during such two business day period, the Company and its representatives negotiates in good faith with Amazing Savings and Amazing Savings' representatives to modify the terms of the Tender Agreements to enable Amazing Savings to proceed with the transactions contemplated by the Tender Agreement on such adjusted terms and (iii) at the end of such two business day period, after taking into account such modified terms as may have been proposed by Amazing Savings, the Company Board again in good faith determines that such Takeover Proposal constitutes a Superior Proposal.

       Reasonable Best Efforts. The Tender Agreement provides that subject to its terms and conditions, each of Amazing Savings and the Company agrees to cooperate with the other and use its reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under the Tender Agreement and applicable laws to consummate the transactions contemplated by the Tender Agreement as soon as practicable, and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental entity or third party necessary, proper or advisable to consummate the transactions contemplated by the Tender Agreement.

       Indemnification. In the Tender Agreement, Amazing Savings and the Company agreed that from and after the Purchase Date, the Company will indemnify present or former directors or officers of the Company or its subsidiaries with respect to certain matters occurring before the Purchase Date to the fullest extent permitted by the organizational documents of the Company and its subsidiaries and permitted under applicable law.

       Takeover Laws. The Company and Amazing Savings have agreed to use their reasonable best efforts to take all action necessary to ensure that the transactions contemplated by the Tender Agreement and the Tender Agreement may be consummated as promptly as practicable and otherwise use best efforts to eliminate or minimize the effects of any takeover statute.

       Notification of Certain Matters. The Company has agreed to give prompt notice to Amazing Savings, and Amazing Savings has agreed to give prompt notice to the Company, of the occurrence of various events, including the occurrence or non-occurrence of any event that would (i) cause any representation or warranty made by such party contained in the Tender Agreement (A) that is qualified as to materiality or Company Material Adverse Effect to be untrue and (B) that is not so qualified to be untrue in any material respect, or (ii) to result in any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied under the Tender Agreement.

       Termination. The Tender Agreement provides that it may be terminated, at any time before the Purchase Date, whether before or after the effectiveness of the Opt Out:

           (a) by mutual written consent of the Company and Amazing Savings;

           (b) by the Company or Amazing Savings, if: (i) any law prohibits the Offer or makes the Offer illegal, (ii) any order permanently enjoining, restraining, preventing or prohibiting the Offer has become final and non-appealable; (iii) the Offer has expired or terminated pursuant to its terms without any Shares being purchased therein; or (iv) the Purchase Date has not occurred by the Walk-Away Date; provided that the party seeking to terminate has not failed to perform any of its obligations under the Tender Agreement in any manner that contributed to the order or the failure of the Offer to be consummated;

           (c) by the Company, if: (i) Amazing Savings or any of its affiliates has failed to commence the Offer in violation of the terms of the Tender Agreement, provided that this right to terminate will not be available if the Company is in material breach of the Tender Agreement; or (ii) (A) any representation or warranty made by Amazing Savings in the Tender Agreement is not true and correct under the relevant materiality standards provided in the Tender Agreement, except for changes specifically permitted by the Tender Agreement, or (B) Amazing Savings has breached or failed to comply in any material respects with its obligations, covenants or agreements under the Tender Agreement, which inaccuracy, breach or failure cannot be cured or has not been cured within the time provided in the Tender Agreement;

           (d) by Amazing Savings, if: (i) any of the following conditions shall exist.

                    (A) there is any law enacted, issued, promulgated or entered by any governmental entity or any third party that (1) restrains, enjoins, prevents, prohibits or makes illegal the acceptance for payment, payment for or purchase of some or all of the Shares by Amazing Savings or the consummation of the transactions contemplated by the Tender Agreement or (2) restrains, enjoins, prevents, prohibits or makes illegal Amazing Savings' or any of its affiliates' ownership or operation of all or any material portion of the businesses and assets of the Company and its subsidiaries taken as a whole;

                    (B) there has occurred any events or changes that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect or the representations and warranties of the Company set forth in the Tender Agreement are not true and correct in all material respects at and as of the expiration of the Offer as if made on that date, other than those representations and warranties that (1) address matters only as of a particular date, which are true and correct as of that date or (2) are qualified as to "materiality" or "Company Material Adverse Effect," which representation must be true in all respects or the Company has breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by the Tender Agreement to be performed or complied with by it, which breach or failure has not been cured prior to the expiration of the Offer;

                    (C) any Principal Shareholder has in any material respect breached or failed to perform any of its representations, warranties, covenants or agreements under the Principal Shareholders Agreement;

                    (D) the Tender Agreement has been terminated in accordance with its terms;

                    (E) the Company Board or any committee thereof (1) has withdrawn or modified, in a manner adverse to Amazing Savings, its approval or recommendation of any of the transactions contemplated by the Tender Agreement or (2) has approved or recommended to shareholders of the Company a Takeover Proposal;

       (ii) Either the Opt Out Condition or the Forbearance Condition is not satisfied as of August 31, 2003; or

       (iii) The Board Representation Condition is not satisfied at the time the Purchaser would otherwise be required to accept for payment shares tendered in the Offer in accordance with the terms of the Offer.

           (e) by the Company, before the Purchase Date, if the Company enters into a definitive agreement providing for a Superior Proposal in accordance with the requirements described under "NO SOLICITATION," provided that (A) prior thereto or simultaneously therewith the Company pays or causes to be paid to Amazing Savings the Termination Fee (as defined herein) and (B) the Company has complied with all the other requirements described under "NO SOLICITATION."

       Effect of Termination. In the event of the termination of the Tender Agreement under the circumstances described under "TERMINATION," the Tender Agreement will forthwith become null and void (other than certain provisions relating to confidentiality, survival, the effect of termination, expenses and the termination fee and certain miscellaneous provisions), and there will be no liability on the part of Amazing Savings or the Company or their respective directors, officers and affiliates, except (i) the Company may have liability for the Termination Fee and Expenses as described under "FEES AND EXPENSES" and
(ii) nothing in the Tender Agreement will relieve any party from liability for any breach of the Tender Agreement before such termination.

       Fees and Expenses. Except as provided below with respect to the Termination Fee, all fees and expenses incurred in connection with the Offer, the Tender Agreement and the transactions contemplated by the Tender Agreement will be paid by the party incurring such expenses.

       In the event that the Tender Agreement is terminated under the circumstances described in subparagraph (e) under "TERMINATION," the Company has agreed to pay Amazing Savings a termination fee equal to 5% of the consideration that would have been paid in the Offer if the maximum amount of Shares had been tendered (the "TERMINATION FEE") plus Expenses (as defined herein). The Company has also agreed to pay Amazing Savings the Termination Fee plus expenses if the Tender Agreement is terminated pursuant to subparagraph (d) under "TERMINATION," and such termination is based on the existence of the conditions described in subparagraphs (e) or (g) under Section 13--"CERTAIN CONDITIONS OF THE OFFER," "EXPENSES" means all reasonable out-of-pocket fees and expenses (including all reasonable fees and expenses of counsel, accountants and investment bankers to a party hereto and its affiliates), up to $500,000 in the aggregate, incurred by Amazing Savings or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of the Tender Agreement, the preparation, printing, filing and mailing of the Offer Documents, and all other matters related to the Offer and the other transactions contemplated by the Tender Agreement.

       Amendment. Other than certain governance provisions and the amendment provision, the Tender Agreement may be amended or supplemented by Amazing Savings and the Company, at any time prior to the Purchase Date whether before or after any approval by the Company shareholders of the transactions contemplated by the Tender Agreement, by written consent of the parties, or by action taken by the Company Board and the voting members of Amazing Savings. Waiver of the conditions to the offer or a change in the Minimum Tender Condition shall not constitute changes to the terms or conditions of the Offer for purposes of the preceding sentence.

       Extension; Waiver. At any time before the Purchase Date, any party may waive any inaccuracies in the representations and warranties contained in the Tender Agreement by the other party, extend the time for the performance of any of the obligations or other acts of the other party or waive compliance by the other party with any of the agreements contained in the Tender Agreement.

SHAREHOLDER CONSENT

       Certain shareholders holding approximately 67.6% of the outstanding Shares executed the Shareholder Consent pursuant to the Opt Out. Pursuant to the Tender Agreement, the Company has agreed to send to its shareholders an information statement relating to the Opt Out at the earliest practicable date.

THE PRINCIPAL SHAREHOLDERS AGREEMENT

       Concurrently with the execution of and in order to induce Amazing Savings to enter into the Tender Agreement, the Principal Shareholders entered into the Principal Shareholders Agreement with Amazing Savings. The following is a summary of certain provisions of the Principal Shareholders Agreement. This summary is qualified in its entirety by reference to the Principal Shareholders Agreement, which is incorporated herein by reference and a copy, or form of which, has been filed with the Commission as an exhibit to the Schedule TO. The Principal Shareholders Agreement may be examined and copies may be obtained in the manner set forth in Section 8 under "Available Information."

       Tender of Shares. Each Principal Shareholder has agreed to validly tender (or cause the record owner of such Shares to validly tender) and not to withdraw, pursuant to and in accordance with the terms of the Offer, within 10 business days after commencement of the Offer, all Shares which are beneficially owned by such Principal Shareholder as of the date of tender, including any Shares which such Principal Shareholder acquires beneficial ownership of after the date of the Principal Shareholders Agreement and prior to the termination of the Principal Shareholders Agreement (collectively, the "COVERED SHARES").

       Voting Agreement. Each Principal Shareholder has agreed, at any meeting of the shareholders of the Company, however called, or in connection with any written consent of the shareholders of the Company, to vote (or cause to be voted) all Covered Shares, (a) in favor of approving the acquisition by Amazing Savings of a majority or more of the voting power of the Company, (b) against any action or agreement that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company contained in the Tender Agreement, (c) against any Takeover Proposal and (d) against any agreement, amendment of the Company's charter document or other action that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage the consummation of the Offer or that would revoke or otherwise be inconsistent with the Shareholder Consent or the Opt Out.

       Restriction on Transfer of Covered Shares, Proxies and Noninterference. Each Principal Shareholder has agreed it will not sell, transfer (including by operation of law) or pledge, encumber, assign or otherwise dispose of or enter into any contract, arrangement or understanding with respect to the sale, transfer, gift, pledge, encumbrance or other disposition or consent to any transfer of, any or all of the Covered Shares or other Shares over which he has voting and dispositive power, or any interest therein or grant any proxy or power-of-attorney with respect to the Covered Shares. Each Principal Shareholder has also agreed not to take any action that would make any representation or warranty of the Principal Shareholders set forth in the Principal Shareholders Agreement to be untrue or incorrect in any material respect or have the effect of preventing, disabling or materially delaying the Principal Shareholders from performing their obligations under the Principal Shareholders Agreement.

       No Solicitation. Each Principal Shareholder has agreed, solely in his capacity as a shareholder and not in any capacity as a director or officer of the Company, not to, and not to authorize or permit any of such Principal Shareholder's affiliates or representatives to, directly or indirectly, solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to any person or group with respect to any Takeover Proposal, or otherwise facilitate any of the foregoing.

       Termination. The Shareholders' Agreement will terminate on the first to occur of (i) the termination of the Tender Agreement in accordance with its terms or (ii) the day after the Purchase Date.

       In the event the Offer is terminated (x) under the circumstances described in subparagraph (e) under "TERMINATION," or (y) pursuant to subparagraph (d)(i)(C), (d)(i)(E) or (d)(iii) under "TERMINATION" then each Principal Shareholder has agreed to pay to Amazing Savings an amount equal to 40% of any proceeds in excess of the Offer Price per share received by the Principal Shareholders from any sale of their Shares of the Company within 18 months after the Offer is terminated.

THE CONFIDENTIALITY AGREEMENT

       The following is a summary of certain provisions of the Confidentiality Agreement, dated January 6, 2003 (the "CONFIDENTIALITY AGREEMENT"), between the Company and Amazing Savings. This summary is qualified in its entirety by reference to the Confidentiality Agreement, which is incorporated herein by reference and a copy of which Amazing Savings has filed with the Commission as an exhibit to the Schedule TO. The Confidentiality Agreement may be examined and copies may be obtained in the manner set forth in Section 8 under "Available Information."

       Pursuant to the Confidentiality Agreement, Amazing Savings agreed, among other things:

          o to treat confidential all non-public, confidential or proprietary information provided to Amazing Savings by the Company or its representatives concerning the Company except as required by law and to use such information only in connection with evaluating a possible transaction between the Company and Amazing Savings;

          o not to disclose to any person other than Amazing Savings' representatives that confidential information has been provided to Amazing Savings, that discussions are taking place or have taken place concerning a possible transaction or any terms, conditions or other facts about such possible transaction, including the status thereof; and

          o for a period of one year from the date of the Confidentiality Agreement, without the Company's prior written consent, not to directly solicit for employment or hire any person employed by the Company or its subsidiaries on the date of the Confidentiality Agreement in an executive or management level position, provided, that this prohibition does not extend to solicitations by advertising in newspapers, trade magazines or on the internet.

12.    SOURCE AND AMOUNT OF FUNDS

       Amazing Savings estimates that the total amount of funds required to purchase all outstanding Shares pursuant to the Offer and to pay related fees and expenses will be approximately $29 million. Amazing Savings will fund the required amount from a capital contribution of approximately $20 million and a loan of $10 million from ARI, and in consideration of such loan, Amazing Savings, through OJSAC, will issue to ARI a promissory note (the "NOTE"), and execute and deliver to ARI a security agreement acceptable to ARI subject to the consent of the Bank of New York, a current lender to Amazing Savings. Interest shall accrue on the unpaid balance of the Note at a fixed rate of ten percent (10%) per annum from the Purchase Date until paid in full and shall be payable in cash on each anniversary date of the Note. The outstanding principal amount on the Note, together with all accrued and unpaid interest thereon shall, unless sooner accelerated be due and payable in full on the fifth anniversary of the Purchase Date or on the following business day if any such date is not a business date. The Note may be prepaid at any time in whole or in part at the option of Amazing Savings without incurring any premium or penalty charges. Both the capital contribution and the loan will be provided pursuant to a Financing Agreement, dated June 3, 2003 (the "FINANCING AGREEMENT"). The Financing Agreement is conditioned solely upon the satisfaction of the Minimum Tender Condition and the non-existence (or waiver by Amazing Savings) of the other conditions to the Offer described under Section 13--"CERTAIN CONDITIONS OF THE OFFER"; provided, however, that this condition will not have been satisfied with respect to ARI in the event that Amazing Savings waives, modifies or amends any terms or conditions of the Tender Agreement (including, without limitation, the conditions to the Offer) without ARI's prior written consent thereto. In order to ensure that the capital contribution and loan will be funded in accordance with the terms and conditions of the Financing Agreement, ARI has caused a letter of credit to be issued in favor of Amazing Savings. The letter of credit provides for a draw of up to $30 million by Amazing Savings upon its issuance of a demand certificate certifying that (i) all of the conditions to the Offer have been satisfied and not waived, (ii) the amounts required to be funded by ARI pursuant to the Financing Agreement have not been funded and the amount being drawn pursuant to the demand certificate does not exceed the amount still required to be funded by ARI, (iii) none of the conditions set forth in paragraphs (a) through (h) of Annex A to the Tender Agreement exist or have been waived by Amazing Savings and (iv) the Purchase Date has occurred.

13.    CERTAIN CONDITIONS OF THE OFFER

       Notwithstanding any other term of the Offer or the Tender Agreement, Amazing Savings is not required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act (relating to Amazing Savings' obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered in connection with the Offer and may terminate or, subject to the terms of the Tender Agreement, amend the Offer, unless before the Expiration Date, there shall be validly tendered in the Offer and not properly withdrawn that number of Shares which, together with the number of Shares, if any, then owned beneficially by Amazing Savings (including by reason of the Tender Agreement), constitutes at least 66 2/3% of the total number of outstanding Shares on the date Shares are accepted for payment. In its sole discretion, subject to applicable law, Amazing Savings may reduce the Minimum Tender Condition from 66 2/3% to a majority of the Shares then outstanding.

       Additionally, notwithstanding any other provision of the Offer, Amazing Savings shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares tendered in the Offer and may terminate or, subject to the terms of the Tender Agreement, amend the Offer, if any of the following conditions exist:

           (a) there shall be any law, injunction, judgment, ruling or decree enacted, issued, promulgated, amended or enforced by any governmental entity or any third party that restrains, enjoins, prevents, prohibits or makes illegal (i) the acceptance for payment, payment for or purchase of some or all of the Shares by Amazing Savings or the consummation of the transactions contemplated by the Tender Agreement or (ii) Amazing Savings' or any of its affiliates' ownership or operation of all or any material portion of the businesses and assets of the Company and its subsidiaries taken as a whole;

           (b) (i) there shall have occurred any events or changes that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect or (ii)
                (A) the representations and warranties of the Company set forth in the Tender Agreement will not be true and correct in all material respects at and as of the expiration of the Offer as if made on that date, other than those representations and warranties that (1) address matters only as of a particular date, which are true and correct as of that date and (2) are qualified as to "materiality" or "Company Material Adverse Effect," which representation must be true in all respects or
                (B) the Company has breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by the Tender Agreement to be performed or complied with by it, which breach or failure has not been cured prior to the expiration of the Offer;

           (c) any Principal Shareholder has in any material respect breached or failed to perform any of its representations, warranties, covenants or agreements contained in the Principal Shareholders Agreement;

           (d) the Tender Agreement has been terminated in accordance with its terms;

           (e) the Company Board or any committee thereof has (i) withdrawn or modified, in a manner adverse to Amazing Savings, its approval or recommendation of the transactions contemplated by the Tender Agreement or (ii) has approved or recommended to shareholders of the Company a Takeover Proposal;

           (f) the Opt Out is not effective under the OGCL and Rule 14c-2 under the Exchange Act as of August 31, 2003;

           (g) persons designated by Amazing Savings do not constitute a majority of the members of the Company Board upon the acceptance for purchase of Shares tendered in the Offer or more than two members of the Company Board immediately prior to the acceptance for purchase of Shares tendered in the Offer continue as members of the Company Board; or

           (h) The Lenders to the Company under the Credit Facility have not entered into a forbearance agreement with the Company pursuant to which they agree to forebear from exercising any remedies or taking any action to collect the obligations owed by the Company to the Lenders under the Credit Facility and to continue to provide liquidity to the Company under the Credit Facility consistent with past practice until August 31, 2003, unless Amazing Savings is otherwise satisfied in its reasonable discretion that the Lenders have not sought to, and do not have the right to, exercise any remedies or take any action to collect the obligations owed by the Company to the Lenders under the Credit Facility and have provided, and are obligated to continue to provide, liquidity to the Company under the Credit Facility consistent with past practice until August 31, 2003.

       The foregoing conditions are for the sole benefit of Amazing Savings and may be asserted by it regardless or the circumstances giving rise to such conditions or may be waived by Amazing Savings, in whole or in part at any time and from time to time in the sole discretion of Amazing Savings (except for the Minimum Tender Condition, which may only be waived with the Company's consent). The failure by Amazing Savings at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances will not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

14.    DIVIDENDS AND DISTRIBUTIONS

       The Tender Agreement provides that from the date of the Tender Agreement to the Purchase Date, the Company shall not, and shall not permit any of its subsidiaries to, without the prior written consent of Amazing Savings, declare, set aside for payment or pay any dividends or other distributions (whether in cash, stock, property or any combination thereof) in respect of its capital stock. See Section 11--"PURPOSE OF THE OFFER AND PLANS FOR THE COMPANY; THE TENDER AGREEMENT AND RELATED AGREEMENTS--THE TENDER AGREEMENT--COVENANTS."

15.    CERTAIN LEGAL MATTERS

       General. Except as otherwise set forth in this Offer to Purchase, based on Amazing Savings' review of publicly available filings by the Company with the Commission and other information regarding the Company, Amazing Savings is not aware of any licenses or other regulatory permits which appear to be material to the business of the Company and which might be adversely affected by the acquisition of Shares by Amazing Savings pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Amazing Savings pursuant to the Offer. In addition, Amazing Savings is not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for Amazing Savings' acquisition or ownership of the Shares. Should any such approval or other action be required, Amazing Savings currently expects that such approval or action, except as described below under "STATE TAKEOVER LAWS," would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to the Company's or Amazing Savings' business or that certain parts of the Company's or Amazing Savings' business might not have to be disposed of or held separate in the event that such approvals were not obtained or such other actions were not taken. Amazing Savings' obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 13.

       Shareholder Approval. Section 1701.831 of the OGCL provides that any control share acquisition of shares of an issuing public corporation such as the Company shall be made only upon prior approval of a majority of the voting power represented (in person or in proxy) at a special meeting and a majority of the portions of the voting power excluding the voting power of "interested shares" (as defined in the OGCL) represented at such meeting, at which a quorum is present. The special meeting must be held within fifty days from the date the issuing public corporation first received an "acquiring person statement." An acquiring person statement is a statement that is required to be delivered by the person proposing to make a control share acquisition to the issuing public corporation. The acquiring person statement must disclose the identity of the acquiring person, the number of shares held by such person directly or indirectly and a description of the terms of the proposed control share acquisition. The Company has (a) obtained the written consent of certain shareholders of the Company, including the Principal Shareholders, to amend the Company's Amended and Restated Code of Regulations to render inapplicable
Section 1701.831 of the OGCL to the Company and (b) agreed to prepare and file with the Commission an information statement relating to the Opt Out as required by the Exchange Act and has caused the definitive information statement to be mailed to its shareholders. The Opt Out will become effective June 30, 2003.

       State Takeover Laws. A number of states have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, shareholders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer, Amazing

Savings believes that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce.

       Sections 1707.01, 1707.041, and 1707.042 of the Ohio Revised Code (collectively, the "Ohio takeover statues") regulate tender offers for any equity security of a subject company from a resident of Ohio if, after the purchase, the offeror would directly or indirectly be the beneficial owner of more than 10% of any class of issued and outstanding equity securities of such company (a "CONTROL BID"). A subject company includes an issuer, such as the Company, that either has its principal place of business or principal executive offices located in Ohio or owns or controls assets located in Ohio that have a fair market value of at least $1.0 million, and that has more than 10% of its beneficial or record equity security holders resident in Ohio, or has more than 10% of its equity securities owned, beneficially or of record, by residents of Ohio, or has 1,000 beneficial or record equity security holders who are resident in Ohio. A subject company, however, need not be incorporated in Ohio.

       The Ohio takeover statutes prohibit an offeror from making a control bid for securities of a subject company pursuant to a tender offer until the offeror has filed specified information with the Ohio Division of Securities (the "OHIO DIVISION"). In addition, the offeror is required to deliver a copy of such information to the subject company not later than the offeror's filing with the Ohio Division and to send or deliver such information and the material terms of the proposed offer to all offerees in Ohio as soon as practicable after the offeror's filing with the Ohio Division.

       Within five calendar days of such filing, the Ohio Division may, by order, summarily suspend the continuation of the control bid if it determines that the offeror has not provided all of the specified information or that the control bid materials provided to offerees do not provide full disclosure of all material information concerning the control bid. If the Ohio Division summarily suspends a control bid, it must schedule and hold a hearing within 10 calendar days of the date on which the suspension is imposed and must make its determination within three calendar days after the hearing has been completed but no later than 14 calendar days after the date on which the suspension is imposed. The Ohio Division may maintain its suspension of the continuation of the control bid if, based upon the hearing, it determines that all of the information required to be provided by the Ohio takeover statutes has not been provided by the offeror, that the control bid materials provided to offerees do not provide full disclosure of all material information concerning the control bid, or that the control bid is in material violation of any provision of the Ohio securities laws. If, after the hearing, the Ohio Division maintains the suspension, the offeror has the right to correct the disclosure and other deficiencies identified by the Ohio Division and to reinstitute the control bid by filing new or amended information pursuant to the Ohio takeover statutes.

       Amazing Savings has filed with the Ohio Division, and delivered to the Company the information required under the Ohio takeover statutes.

       Chapter 1704 of the Ohio Revised Code (the "Ohio Business Combination Law") prohibits certain business combinations and other transactions (each, a "CHAPTER 1704 TRANSACTION"), between an issuing public corporation (such as the Company) and any "INTERESTED SHAREHOLDER" (defined generally as any person that, directly or indirectly, is entitled to exercise or direct the exercise of 10% or more of the outstanding voting power of a corporation in the election of directors) for a period of three years after the date the person becomes an Interested Shareholder. After such three-year period, a Chapter 1704 Transaction between an issuing public corporation and such Interested Shareholder is prohibited unless either certain "fair price" provisions are complied with or the Chapter 1704 Transaction is approved by certain supermajority shareholder votes.

       The Ohio Business Combination Law restrictions do not apply to a Chapter 1704 Transaction with an Interested Shareholder if either the acquisition of the corporation's shares that would cause the Interested Shareholder to become an Interested Shareholder, or the Chapter 1704 Transaction is approved by a resolution of the board of directors of the corporation adopted prior to the date on which the Interested Shareholder became an Interested Shareholder. The Company Board has approved the Tender Agreement, the Principal Shareholders Agreement and the transactions contemplated by the Tender Agreement, for purposes of the Ohio Business Combination Law, and the restrictions of the Ohio

Business Combination Law do not apply to the Offer, the acquisition of Company shares by Amazing Savings or any subsequent transactions among Amazing Savings, OJSAC and the Company.

       Amazing Savings has not attempted to comply with any other state takeover statutes in connection with the Offer, and the Company Board has adopted a resolution exempting, to the fullest extent permitted by applicable law, the Tender Agreement and the Tender Agreement and the transactions contemplated thereby from any state takeover statutes (other than Ohio takeover statutes) that purport to apply to the Tender Agreement and the Tender Agreement and the transaction contemplated thereby. Amazing Savings reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Tender Agreement, and nothing in this Offer to Purchase or any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Tender Agreement, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer or the Tender Agreement, as applicable, Amazing Savings may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Amazing Savings might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Amazing Savings may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 13.

16.    FEES AND EXPENSES

       Amazing Savings has retained the Depositary and the Information Agent in connection with the Offer. Amazing Savings will pay each of the Depositary and the Information Agent customary compensation, reimbursement for reasonable out-of-pocket expenses, and Amazing Savings will also agree to indemnify such parties against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

       The Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

       Except as set forth above, Amazing Savings will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by Amazing Savings for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

17.    MISCELLANEOUS

       The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Amazing Savings may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

       Amazing Savings is not aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction.

       Amazing Savings has filed with the Commission the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the Commission in the manner set forth in Section 8 under "AVAILABLE INFORMATION."

       No person has been authorized to give any information or make any representation on behalf of Amazing Savings not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Amazing Savings, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

AMAZING SAVINGS HOLDING LLC

June 10, 2003

                                   SCHEDULE A

        INFORMATION CONCERNING (A) MEMBERS OF THE BOARD OF DIRECTORS AND
          THE EXECUTIVE OFFICERS OF AMAZING SAVINGS/J.B.S. LIQUIDATORS,
        INC., (B) EXECUTIVE OFFICERS OF AMAZING SAVINGS HOLDING LLC, (C)
           MANAGING MEMBER OF ASCEND RETAIL PARTNERS LLC, (D) MANAGING
        MEMBER OF ASCEND RETAIL INVESTMENT LLC AND (E) PROPOSED DESIGNEES
                      FOR DIRECTORS OF ODD JOB STORES, INC.

A.  DIRECTORS AND EXECUTIVE OFFICERS OF AMAZING SAVINGS/J.B.S. LIQUIDATORS, INC.
    ----------------------------------------------------------------------------

       Set forth below are the name, business address and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Amazing Savings/J.B.S. Liquidators, Inc. ("Amazing Inc."), a Managing Member of Amazing Savings. Unless otherwise indicated, the business address of each such person is 20 Industry Drive, Post Office Box 25, Mountainville, NY 10953. Unless otherwise indicated, each such person is a citizen of the United States.


                                 Present Principal Occupation or Employment;
                                 Material Positions Held During the Past Five
Name and Business Address        Years
-------------------------        --------------------------------------------

Samuel Friedland                 Founded Amazing Inc. in 1988. He has served as
                                 President of Amazing Inc. since its founding in 1988 and President of Amazing Savings since its organization in 2002. Director of Amazing Inc.

Phil Rosenblatt                  Vice President of Operations of Amazing Inc.
                                 since September 1995 and Vice President of
                                 Operations of Amazing Savings since its
                                 organization in 2002.

Jerry Hoffnung                   Co-founder of Amazing Inc. in 1988. He has
                                 served as Vice President of Merchandising of Amazing Inc. since 1988 and Vice President of
                                 Merchandising of Amazing Savings since 2002.

Jeffrey Parker                   Director and Vice Chairman of the Board of
                                 Amazing Inc. Private equity investor in the company. He has served as a consultant to the company or its affiliates in connection with real estate matters since 2000. In addition, he is involved in numerous charitable organizations in which he serves as an officer.

Moshael J. Straus
c/o Straus Capital Group, LLC
411 Hackensack Avenue
Hackensack, NJ 07601             Director and Chairman of the Board of Amazing
                                 Inc. Since January 1998 has been a principal in Straus Capital Group, LLC, a limited liability private 7th Floor investment firm, established in January 1998 for the purpose of managing the Straus family holdings. Prior to that he was the Chairman of the Board and Co-Chief
                                 Executive Officer of the Multicare Companies,
                                 Inc., a public company listed on the New York
                                 Stock Exchange. Prior to founding Multicare
                                 Companies, Inc. Mr. Straus also serves on the board of directors of various philanthropic institutions including Yeshiva University,
                                 RAMAZ School, Moriah School of Englewood, UJA

                                 Federation of Bergen County, Ohr Torah Stone
                                 Institutions and Englewood Hospital and Medical Center.

              B. EXECUTIVE OFFICERS OF AMAZING SAVINGS HOLDING LLC
                 -------------------------------------------------

       Set forth below are the name, business address and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each executive officer of Amazing Savings Holding LLC ("Amazing Savings"). Unless otherwise indicated, the business address of each such person is 20 Industry Drive, Post Office Box 25, Mountainville, NY 10953. Unless otherwise indicated, each such person is a citizen of the United States.

Samuel Friedland                 Founded Amazing Inc. in 1988. He has served as
                                 President of Amazing Inc. since its founding in 1988 and President of Amazing Savings since its organization in 2002. Director of Amazing Inc.

Phil Rosenblatt                  Vice President of Operations of Amazing Inc.
                                 since September 1995 and Vice President of
                                 Operations of Amazing Savings since its
                                 organization in 2002.

Jerry Hoffnung                   Co-founder of Amazing Inc. in 1988. He has
                                 served as Vice President of Merchandising of Amazing Inc. since 1988 and Vice President of
                                 Merchandising of Amazing Savings since 2002.


                C. MANAGING MEMBER OF ASCEND RETAIL PARTNERS LLC
                   ---------------------------------------------

       Set forth below is the name, current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of the managing member of Ascend Retail Partners LLC, a Managing Member of Amazing Savings. The business address of such person is 411 Hackensack Avenue, Hackensack, New Jersey 07601. Unless otherwise indicated, such person is a citizen of the United States.

                                 Present Principal Occupation or Employment;
                                 Material Positions Held During the Past Five
Name and Business Address        Years
-------------------------        --------------------------------------------

Moshael J. Straus
c/o Straus Capital Group, LLC
411 Hackensack Avenue
Hackensack, NJ 07601             Director and Chairman of the Board of Amazing
                                 Inc. Since January 1998 has been a principal in Straus Capital Group, LLC, a limited liability private 7th Floor investment firm, established in January 1998 for the purpose of managing the Straus family holdings. Prior to that he was the Chairman of the Board and Co-Chief
                                 Executive Officer of the Multicare Companies,
                                 Inc., a public company listed on the New York
                                 Stock Exchange. Prior to founding Multicare
                                 Companies, Inc. Mr. Straus also serves on the board of directors of various philanthropic institutions including Yeshiva University,
                                 RAMAZ School, Moriah School of Englewood, UJA
                                 Federation of Bergen County, Ohr Torah Stone
                                 Institutions and Englewood Hospital and Medical
                                 Center.


               D. MANAGING MEMBER OF ASCEND RETAIL INVESTMENT LLC
                  -----------------------------------------------

       Set forth below is the name, current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of the Managing Member of Ascend Retail Investment LLC, the prospective sole Managing Member of Amazing Savings. The business address of such person is

411 Hackensack Avenue, Hackensack, New Jersey 07601. Unless otherwise indicated, such person is a citizen of the United States.

                                 Present Principal Occupation or Employment;
                                 Material Positions Held During the Past Five
Name and Business Address        Years
-------------------------        --------------------------------------------

Moshael J. Straus
c/o Straus Capital Group, LLC
411 Hackensack Avenue
Hackensack, NJ 07601             Director and Chairman of the Board of Amazing
                                 Inc. Since January 1998 has been a principal in Straus Capital Group, LLC, a limited liability private 7th Floor investment firm, established in January 1998 for the purpose of managing the Straus family holdings. Prior to that he was the Chairman of the Board and Co-Chief
                                 Executive Officer of the Multicare Companies,
                                 Inc., a public company listed on the New York
                                 Stock Exchange. Prior to founding Multicare
                                 Companies, Inc. Mr. Straus also serves on the board of directors of various philanthropic institutions including Yeshiva University,
                                 RAMAZ School, Moriah School of Englewood, UJA
                                 Federation of Bergen County, Ohr Torah Stone
                                 Institutions and Englewood Hospital and Medical
                                 Center.


           E. PROPOSED DESIGNEES FOR DIRECTORS OF ODD JOB STORES, INC.
              --------------------------------------------------------

       Set forth below are the name, business address and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each person that Amazing Savings intends to designate for election as a director of Odd Job Stores, Inc. pursuant to the Tender Agreement. Unless otherwise indicated, the business address of each such person is 20 Industry Drive, Post Office Box 25, Mountainville, NY 10953. Unless otherwise indicated, each such person is a citizen of the United States.

                                 Present Principal Occupation or Employment;
                                 Material Positions Held During the Past Five
Name and Business Address        Years
-------------------------        --------------------------------------------

Moshael J. Straus
c/o Straus Capital Group, LLC
411 Hackensack Avenue
Hackensack, NJ 07601             Director and Chairman of the Board of Amazing
                                 Inc. Since January 1998 has been a principal in Straus Capital Group, LLC, a limited liability private 7th Floor investment firm, established in January 1998 for the purpose of managing the Straus family holdings. Prior to that he was the Chairman of the Board and Co-Chief
                                 Executive Officer of the Multicare Companies,
                                 Inc., a public company listed on the New York
                                 Stock Exchange. Prior to founding Multicare
                                 Companies, Inc. Mr. Straus also serves on the board of directors of various philanthropic institutions including Yeshiva University,
                                 RAMAZ School, Moriah School of Englewood, UJA
                                 Federation of Bergen County, Ohr Torah Stone
                                 Institutions and Englewood Hospital and Medical
                                 Center.

Jeffrey Parker                   Director and Vice Chairman of the Board of
                                 Amazing Inc. Private equity investor in Amazing
                                 Inc. He has served as a consultant to the company or its affiliates in connection with real estate matters since 2000. In addition, he is involved in numerous charitable organizations in which he serves as an officer.

Samuel Friedland                 Founded Amazing Inc. in 1988. He has served as
                                 President of Amazing Inc. since its founding in 1988 and President of Amazing Savings since its organization in 2002. Director of Amazing Inc.

Phil Rosenblatt                  Vice President of Operations of Amazing Inc.
                                 since September 1995 and Vice President of
                                 Operations of Amazing Savings since its
                                 organization in 2002.

Leslie Mendelsohn
c/o Leslie Mendelsohn and Associates
East Palisades Avenue
Suite 422
Englewood, NJ 07631              Since July 1995, Mr. Mendelsohn has been an
                                 investor in the company. Prior to that, from 1988 - 1989 he was President of Wisconsin Toy,
                                 Inc., a major purchaser and redistributor of closeout toys. Since January 1990, he has been President of Leslie Mendelsohn & Associates, a private company, which represents manufacturing companies in China and major retailers in the United States.

Gary Torgow
c/o Sterling Group
220 West Congress
Detroit, MI 48226                Since January 1989 he has served as the
                                 Chairman and Chief Executive Officer of
                                 Sterling Group a Detroit based real estate development and management company. Since 1998 he has also served as a director of the board of The Private Bank - The Bank of Bloomfield
                                 Hills. He is currently also the Chairman of the Board of Directors of the Detroit Economic
                                 Development and Growth Company (appointed by the Mayor of Detroit), a director on the executive board of the Michigan Economic
                                 Development Corporation, (appointed by the governor of the State of Michigan) and the Statewide Chairman of the Michigan Civil Rights
                                 Commission.

Warren Struhl
c/o Paper Partners Inc.
5200 Town Center Circle
Suite 525
Boca Raton, FL 33486             He previously worked with the Chicago firm of
                                 JMB Realty from 1984-1994 and became
                                 Vice-President in 1987. Prior to that Mr.
                                 Struhl was the Chairman and Chief Executive
                                 Officer of PaperDirect LLC. Since 1993
                                 Mr.Struhl has founded and invested in over 15 companies and currently sits on the boards of a number of the companies which include:
                                 Awards.com, Russ CandyBears, White Cloud
                                 Consumer Products, Popcorn, Indiana and
                                 Find/vsp (nasdaq fsvp).

       Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each shareholder of the Company or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        The Depositary for the Offer Is:

                     American Stock Transfer & Trust Company
                    59 Maiden Lane, New York, New York 10038
                                 (800) 937-5449

                 By Mail:                           By Facsimile Transmission:              By Hand or Overnight Courier:

  American Stock Transfer & Trust Company                 (718) 234-5001               American Stock Transfer & Trust Company
              59 Maiden Lane                                                                       59 Maiden Lane,
            New York, NY 10038                    Confirm Facsimile By Telephone:                 New York, NY 10038

                                                         (800) 937-5449 or
                                                          (212) 936-5100


       Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                     The Information Agent for the Offer is:

                            MACKENZIE PARTNERS, INC.

                            MacKenzie Partners, Inc.
                               105 Madison Avenue
                               New York, NY 10016

                 Banks and Brokers Call Collect: (212) 959-5500
                    ALL OTHERS CALL TOLL FREE: (800) 322-2885